As filed with the Securities and Exchange Commission on September 12, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONE WORLD PHARMA, INC.
(Exact name of registrant as specified in its charter)

Nevada		61-1744826
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3471 West Oquendo Road, Suite 301

Las Vegas, NV 89118

(800) 605-3210

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig Ellins

Chief Executive Officer

One World Pharma, Inc.

3471 West Oquendo Road, Suite 301

Las Vegas NV 89118

(800) 605-3210

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Alison Newman, Esq.

Zev M. Bomrind, Esq.

Fox Rothschild LLP

101 Park Avenue

New York, New York 10178

(212) 878-7997

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	9,824,359	$3.80	$37,332,564.20	$4,524.71

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the OTC Markets on September 10, 2019, a date within five trading days prior to the date of the filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED SEPTEMBER __, 2019

ONE WORLD PHARMAM, INC.

9,824,359 Shares of Common Stock

This prospectus relates to the offering and resale by the selling shareholders identified herein of up to 9,824,359. We will not receive any proceeds from the sale of these shares by the selling shareholders.

The selling shareholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Please see the section entitled “Plan of Distribution” on page 32 of this prospectus for more information. For a list of the selling shareholders, see the section entitled “Selling Shareholders” on page 29 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Our Common Stock is quoted on the OTC Pink under the symbol “OWPC.” Prior to February 7, 2019 the symbol for our Common Stock was “PNTT.” On September 10, 2019, the closing price per share of our Common Stock as quoted on the OTC Pink was $3.80 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our Common Stock involves risks. You should carefully read the “Risk Factors” beginning on page 3 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated [●], 2019.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms or other independent sources. Some data are also based on our good faith estimates.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read carefully the entire prospectus, including “Risk Factors” and the financial statements and notes thereto, before making an investment decision.

Unless otherwise indicated or the context otherwise requires, all references to the “Company,” “we,” “us” or “our” and similar terms in this prospectus refer to One World Pharma, Inc. and its subsidiaries.

One World Pharma, Inc.

We plan to be a producer of raw cannabis and hemp plant ingredients for both medical and industrial uses across the globe. We have received licenses from Colombian regulators to cultivate, produce and distribute the raw ingredients of the cannabis and hemp plant for medicinal, scientific and industrial purposes. Specifically, we are one of the first companies in Colombia to receive licenses for seed, cultivation, extraction and export from the Colombian government (the “Licenses”).

We planted our first crop of cannabis in Popayan, Colombia in 2018, and began initial harvesting in the first quarter of 2019 for the purpose of further research and development activities and quality control testing of the cannabis we have produced. We intend to commence limited shipping of non-psychoactive products to customers in the first quarter of 2020. Although we hold the four Colombian Licenses, we will need to obtain additional approvals from Colombian regulators before we can fully execute our business plan, particularly with respect to the sale psychoactive products.

Our first cultivation and extraction sites are located in Popayan, Colombia. Our facility encompasses approximately 30 acres and includes a covered greenhouse built specifically to cultivate high-grade cannabis and hemp. In addition, we have entered into agreements with local farming co-operatives that include small farmers and indigenous tribe members, under which they will cultivate cannabis on up to approximately 140 acres of land using our seeds and propagation techniques, and sell their harvested products to us on an exclusive basis.

We employ modern propagation and cultivation techniques drawn from U.S. practices that allow us to rapidly multiply the cells of a specific plant strain to produce large numbers of genetically consistent progeny plants using our own plant tissue culture method. We believe this technique allows us to cultivate plants which are stable, robust and able to produce genetically superior cannabis and hemp derived products. We intend to have our processes and products certified as compliant with international standards, including Good Agricultural Practices (“GAP”), Good Manufacturing Practice (“GMP”) and the standards set forth in EU Pharmacopoeia, a publication that sets forth quality standards applicable to the European pharmaceutical industry.

We intend to build additional covered greenhouse capacity in excess of 1 million square feet. We are building out our extraction and production facility and expect it to be operational before the end of 2019. In addition, we have a contractual relationship with a local co-operative under which they agree to assist us in cultivation at our facility.

We have received approval from the Instituto Colombiano Agropecuario (the “ICA”) to begin cultivating 13 proprietary high THC cannabis strains and 2 high CBD strains. We have also received approval to grow 68 mother plants to begin this characterization process, which we have commenced. If we are successful in this process, the strains will be entered in the ICA cultivar registry. Only registered strains may be sold under Colombian law.

We believe there is a large and growing market for cannabis and hemp products around the world. The market for CBD has shown particular demand and growth. We will pursue sales into this market using a direct sales force to establish direct customer relationships and distributor relationships. We will seek out customers who have large and recurring needs and demands. Countries that we intend to focus on include EU countries, the UK, Poland, Israel, and Canada.

We expect to commence limited shipping of non-psychoactive products to customers in the first quarter of 2020. However, we are subject to numerous risks that may delay the date of first sale, including regulatory requirements imposed or that may in the future be imposed by the Colombian regulating authorities. In addition, we will need to obtain quota approval from Colombian regulators before making we can make sales of our psychoactive products.

Our principal offices are located at 3471 West Oquendo Rd., Suite 301, Las Vegas, Nevada 89118. Our telephone number is (800) 605-3210. We maintain a website at www.oneworldpharma.com. Information contained on our website does not constitute part of this prospectus.

1

The Offering

The following summary contains basic information about the offering and the securities being registered hereunder and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the securities we are offering, please refer to the sections of this prospectus titled “Description of Capital Stock.”

Securities Being Offered by the Selling Shareholders:	9,824,359 shares of Common Stock, including (i) 9,146,552 issued and outstanding shares of Common Stock, and (ii) 677,807 shares of Common Stock issuable upon exercise of convertible notes.

Trading Market	The Common Stock offered in this prospectus is quoted on the OTC Pink under the symbol “OWPC.”

Shares of Common Stock Outstanding Before the Offering:	44,482,939 (1)

Shares of Common Stock Outstanding After the Offering:	45,160,746 (2)

Use of Proceeds:	We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the selling shareholders.

Plan of Distribution:	The selling shareholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the Common Stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk Factors:	An investment in our securities involves a high degree of risk and could result in the loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 3 of this prospectus.

(1) The number of shares of Common Stock shown above to be outstanding before this offering excludes (i) shares of Common Stock issuable upon conversion of outstanding convertible notes, and (ii) 766,669 shares of Common Stock issuable upon exercise of outstanding stock options.

(2) The number of shares of Common Stock shown above to be outstanding after this offering is based on 44,482,939 shares outstanding as of the date of this prospectus and assumes the issuance of 677,807 shares of Common Stock upon exercise of convertible notes held by one of the selling shareholders.

2

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors in addition to other information in this prospectus before purchasing our securities. The risks and uncertainties described below are those that we currently deem to be material and that we believe are specific to our company, our industry and our securities. In addition to these risks, our business may be subject to risks currently unknown to us. If any of these or other risks actually occurs, our business may be adversely affected, the trading price of our common securities may decline and you may lose all or part of your investment.

Risks Relating to our Business

Limited Operating History

We are an early stage company that has not generated any revenues and, we have a limited operating history upon which our business and future prospects may be evaluated. To date, we have suffered recurring losses from operations and have an accumulated deficit of approximately $4,608,726 as of June 30, 2019. We will be subject to all of the business risks and uncertainties associated with any new business enterprise, including the risk that we will not achieve our operating goals. In order for us to meet future operating requirements, we will need to successfully grow, harvest and sell our cannabis products. Until such time as we are able to fund our business from operations, we will be required to raise funds through various sources, including the sale of equity and debt securities, Failure to generate cash from operations and to reach profitability may adversely affect our success.

Change of Cannabis Laws, Regulations and Guidelines

Cannabis laws and regulations are dynamic and subject to evolving interpretations which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. Regulations may be enacted in the future that will be directly applicable to certain aspects of our businesses. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business. Management expects that the legislative and regulatory environment in the cannabis industry in Colombia and internationally will continue to be dynamic and will require innovative solutions to try to comply with this changing legal landscape in this nascent industry for the foreseeable future. Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations.

Public opinion can also exert a significant influence over the regulation of the cannabis industry. A negative shift in the public’s perception of the cannabis industry could affect future legislation or regulation in different jurisdictions.

Reliance on Colombian Licenses, Authorizations and Quotas

Our ability to import seeds, grow, store and sell cannabis and hemp in Colombia or internationally is dependent on our ability to sustain and/or obtain the necessary licenses and authorizations by certain authorities in Colombia and/or the importing jurisdiction. The licenses and authorizations are subject to ongoing compliance and reporting requirements and our ability to obtain, sustain or renew any such licenses and authorizations on acceptable terms is subject to changes in regulations and policies and to the discretion of the applicable authorities or other governmental agencies in foreign jurisdictions. Failure to comply with the requirements of the licenses or authorizations or any failure to maintain the licenses or authorizations would have a material adverse impact on our business, financial condition and operating results. In addition, Colombian regulators limit the cultivation and sale of psychoactive cannabis by Quotas issued on an annual basis to licensed producers.

Although we believe that we will meet the requirements to obtain, sustain or renew the necessary licenses and authorizations, there can be no guarantee that the applicable authorities will issue these licenses or authorizations. In addition, to date we have not been issued Quotas that would allow us to commence the commercial sale of psychoactive cannabis products. Should the authorities fail to issue the necessary licenses or authorizations, including required Quotas, we may be curtailed or prohibited from the production and/or distribution of cannabis and hemp or from proceeding with the development of our operations as currently proposed and our business, financial condition and results of the operation may be materially adversely affected.

3

Regulatory Compliance Risks

Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by applicable governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of our products in Colombia and other jurisdictions where we intend to distribute and sell our products. We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Civil or criminal fines or penalties may be imposed on us for violations of applicable laws or regulations. Vigorous enforcement of these laws could require extensive changes to our operations, increase our compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition.

Competition

There are many companies engaged in the cannabis business who we will compete with, including larger and more established companies with substantially greater marketing, financial, human and other resources than we have. These companies include PharmaCielo, CannaVida, Empresa Colombiana de Cannabis, Khiron Life Sciences Corp., MedCan, Canopy Growth Corporation, and Clever Leaves. Although we believe we are competitively positioned to be a leader in the medicinal cannabis industry given our early entry into the market, the management team’s expertise in medical product branding, marketing, quality control, and market relationships, competition in the medical cannabis industry is growing quickly. As more competitors enter the market, prices may be reduced. We believe our approach in creating brand loyalty will allow us to effectively compete in the market but there is no assurance that will be the case, and our competitors may adopt a similar or identical approach. To date, we have obtained four licenses in Colombia that authorize us to engage in cannabis activities, and there are currently few authorized producers there. However, Colombia offers an open process to apply for licenses and there are no significant barriers to entry. As a result, our ability to generate revenues and earnings may be reduced as competition intensifies, thereby causing a material adverse effect on our business and financial condition.

Ability to Establish and Maintain Bank Accounts

Many banking institutions in countries where we or our prospective customers operate will not accept payments related to the cannabis industry, whether owing to domestic laws and regulations or pressure exerted by the United States on banks with laws subject to the laws of the United States (including, the Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act)). Failure to conduct our business through normal banking channels may impede our ability to make payments for goods and services and transact business in the ordinary course. Failure to operate in normal banking channels may also increase our cost of doing business and negatively affect our business. In the event financial service providers do not accept accounts or transactions related to the cannabis industry, it is possible that we may be required to seek alternative payment solutions. If the industry was to move towards alternative payment solutions we would have to adopt policies and protocols to manage our volatility and exchange rate risk exposures. Our inability to manage such risks may adversely affect our operations and financial performance.

Anti-money Laundering Laws and Regulations

We are subject to a variety of laws and regulations within Colombia and internationally that involve money laundering, financial recordkeeping and proceeds of crime. In the event that any of our investments, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such investments are found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under applicable legislation. Money laundering laws could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions or subsequently cause the repatriation of such funds back to the United States or to any shareholders’ jurisdiction of residence. Furthermore, while we have no current intention to declare or pay dividends on our Common Stock in the foreseeable future, in the event that a determination was made that the revenues from our cannabis operations could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Foreign Trade Policies

Our prospective international operations are subject to inherent risks, including changes in the regulations governing the flow of cannabis products between countries, fluctuations in currency values, discriminatory fiscal policies, unexpected changes in local regulations and laws and the uncertainty of enforcement of remedies in foreign jurisdictions. In addition, foreign jurisdictions could impose tariffs, quotas, trade barriers and other similar restrictions on our international sales and subsidize competing cannabis products. All of these risks could result in increased costs or decreased revenues.

4

United States Regulation

Although we do not believe that our limited U.S. activity will subject us to regulation under U.S. federal or state laws applicable to the sale of cannabis and marijuana, we cannot assure you that current or future U.S. laws and regulations will not detrimentally affect our business. Local, state and federal cannabis laws and regulations in the United States are constantly changing and they are subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or to alter one or more of our product or service offerings. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our revenues, profitability, and financial condition. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Liability, Enforcement, Complaints, etc.

Our participation in the cannabis and hemp industries may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by third parties, other companies and/or various governmental authorities against us. Litigation, complaints, and enforcement actions involving us could consume considerable amounts of financial and other corporate resources, which could have an adverse effect on our future cash flows, earnings, results of operations and financial condition.

Legal Proceedings

From time to time, we may be a party to legal and regulatory proceedings, including matters involving governmental agencies, entities with whom we do business and other proceedings arising in the ordinary course of business. We will evaluate our exposure to these legal and regulatory proceedings and establish reserves for the estimated liabilities in accordance with generally accepted accounting principles. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have an adverse impact on our financial results.

Environmental Regulations

We are subject to Colombian environmental laws governing the use of natural resources, which prohibit such use that causes harm to the interests of the community or of third parties. Parties that cause environmental damage while acting under the authority of a permit are responsible for incurring the costs to rectify the damage. The imposition of environmental sanctions is in addition to civil and criminal penalties that may be imposed. Environmental damage caused while a party is acting without a license may lead to the imposition of sanctions, in addition to civil or criminal proceedings. Parties that cause environmental damage, in addition to sanctions or penalties that apply, are also required to carry out studies to assess the characteristics of the damage. Colombian environmental authorities may investigate potential claims, authorize preventative measures, or impose sanctions on parties breaching environmental law. Any such measures imposed on us could have a material adverse effect on our business.

Demand for Cannabis and Derivate Products

The global sale of cannabis and hemp products is a new industry as a result of recent legal and regulatory changes. Although we expect the demand for licensed cannabis to be in excess of the supply being produced by the licensed producers, there is a risk that such demand does not develop as anticipated. Further, there is a risk that the adoption rate by pharmacies to sell medical cannabis is lower than expected or that such adoption rate may take longer than anticipated. There is also a risk that the international export market for medicinal cannabis and extracts, such as CBD, CBG and CBC, will not materialize as projected or not be commercially viable. Should any of such events materialize, they may have a material adverse effect on our business, results of operations and financial condition.

5

Weather, Climate Change and Risks Inherent in an Agricultural Business

Our business involves growing cannabis, which is an agricultural product. Although our medical cannabis is intended to be grown in greenhouses, hemp used as feedstock for medicinal extracts and derivatives will be grown both outdoors and in greenhouses. Further, our prospective Colombian medicinal cannabis operations will initially focus on outdoor production. The occurrence of severe adverse weather conditions, especially droughts, hail, floods or frost, is unpredictable and may have a potentially devastating impact on agricultural production and may otherwise adversely affect the supply of cannabis and hemp. Adverse weather conditions may be exacerbated by the effects of climate change and may result in the introduction and increased frequency of pests and diseases. The effects of severe adverse weather conditions may reduce our yields or require us to increase our level of investment to maintain yields. Additionally, higher than average temperatures and rainfall can contribute to an increased presence of insects and pests, which could negatively affect cannabis crops. Future droughts could reduce the yield and quality of our cannabis production, which could materially and adversely affect our business, financial condition and results of operations.

The occurrence and effects of plant disease, insects and pests can be unpredictable and devastating to agriculture, potentially rendering all or a substantial portion of the affected harvests unsuitable for sale. Even when only a portion of the production is damaged, our results of operations could be adversely affected because all or a substantial portion of the production costs may have been incurred. Although some plant diseases are treatable, the cost of treatment can be high and such events could adversely affect our operating results and financial condition. Furthermore, if we fail to control a given plant disease and the production is threatened, we may be unable to supply our customers, which could adversely affect our business, financial condition and results of operations. There can be no assurance that natural elements will not have a material adverse effect on any such production.

Product Liability

As a manufacturer and distributor of products designed to be ingested or inhaled by humans, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused damages, loss or injury. In addition, the sale of our products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning health risks, possible side effects or interactions with other substances. A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all.

Energy Prices and Supply

We require substantial amounts of diesel and electric energy and other resources for our harvest activities and to transport cannabis and hemp. We rely upon third parties for our supply of energy resources used in our operations. The prices for and availability of energy resources may be subject to change or curtailment, respectively, due to, among other things, new laws or regulations, imposition of new taxes or tariffs, interruptions in production by suppliers, imposition of restrictions on energy supply by government, worldwide price levels and market conditions. If our energy supply is cut for an extended period of time and we are unable to find replacement sources at comparable prices, or at all, our business, financial condition and results of operations would be materially and adversely affected.

Retention and Acquisition of Skilled Personnel

We will be required to attract and retain top quality talent to compete in the marketplace. We believe our future growth and success will depend in part on our abilities to attract and retain highly skilled managerial, product development, sales and marketing, and finance personnel. There can be no assurance of success in attracting and retaining such personnel. Shortages in qualified personnel could limit our ability to be successful. At present and for the near future, we will depend upon a relatively small number of employees primarily in Colombia to develop, manufacture, market, sell and distribute our products. As the size of our business increases, we will seek to hire additional employees in other jurisdictions. Expansion of marketing and distribution of our products will require us to find, hire and retain additional capable employees who can understand, explain, market and sell our products and/or our ability to enter into satisfactory logistic arrangements to sell our products. There is intense competition for capable personnel in all of these areas and we may not be successful in attracting, training, integrating, motivating, or retaining new personnel or subcontractors for these required functions.

6

Emerging Market Risks

Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

Colombia’s legal and regulatory requirements in connection with companies conducting agricultural activities, banking system and controls as well as local business culture and practices are different from those in the United States. Our officers and directors must rely, to a great extent, on our local legal counsel and local consultants retained by us in order to keep abreast of material legal, regulatory and governmental developments as they pertain to and affect our business operations, and to assist us with our governmental relations. We must rely, to some extent, on the members of management who have previous experience working and conducting business in Colombia to enhance our understanding of and appreciation for the local business culture and practices in such countries. We also rely on the advice of local experts and professionals in connection with current and new regulations that develop in respect of banking, financing and tax matters. Any developments or changes in such legal, regulatory or governmental requirements or in local business practices are beyond our control and may adversely affect our business.

We also bear the risk that changes can occur to the Government in Colombia and a new government may void or change the laws and regulations that we are relying upon. Currently, there are no restrictions on the repatriation from Colombia of earnings to foreign entities and Colombia has never imposed such restrictions. However, there can be no assurance that restrictions on repatriation of earnings will not be imposed in the future. Exchange control regulations for Colombia require that any proceeds in foreign currency originated on exports of goods from Colombia be repatriated to Colombia. However, purchase of foreign currency is allowed through Colombian authorized financial entities for purposes of payments to foreign suppliers, repayment of foreign debt, payment of dividends to foreign stockholders and other foreign expenses.

Due to our location in Colombia, our business, financial position and results of operations may be affected by the general conditions of the Colombian economy, price instabilities, currency fluctuations, inflation, interest rates, regulatory changes, taxation changes, social instabilities, political unrest and other developments in or affecting Colombia, over which we do not have control.

Risks Related to Conducting Operations in Colombia

We recently were granted medicinal cannabis licenses in Colombia. Over the past 10 to 15 years, the Government of Colombia has made strides in improving the social, political, economic, legal and fiscal regimes. However, operations in Colombia will still be subject to risk due to the potential for social, political, economic, legal and fiscal instability. The Government of Colombia faces ongoing problems including, but not limited to, unemployment and inequitable income distribution and unstable neighboring countries. The instability in neighboring countries could result in an influx of immigrants resulting in a humanitarian crisis and/or increased illegal activities. Colombia is also home to a number of insurgency groups and large swaths of the countryside are under guerrilla influence. In addition, Colombia experiences narcotics-related violence, a prevalence of kidnapping, extortion and thefts and civil unrest in certain areas of the country. Such instability may require us to suspend operations on our properties.

Other risks exist relating to the conduct of business in Colombia. These risks include the future imposition of special taxes or similar charges, as well as foreign exchange fluctuations and currency convertibility and controls. Other risks of doing business in Colombia include our ability to enforce our contractual rights or the taking or nationalization of property without fair compensation, restrictions on the use of expatriates in our operations, renegotiation or nullification of existing concessions, licenses, permits and contracts, changes in taxation policies, or other matters.

The Government of Colombia recently reached a peace accord with the country’s largest guerrilla group. The Government of Colombia also entered into and dissolved formal discussions with the country’s second largest guerrilla group due to their unwillingness to cease criminal and violent crimes. There is no certainty that the agreements will be adhered to by all of the members of the guerrilla groups or that a peace agreement will be ultimately reached with the country’s second largest guerrilla group. There is a risk that any peace agreement might contain new laws or change existing laws that could have a material adverse effect on us. Furthermore, the achievement of peace with the country’s guerrilla groups could create additional social or political instability in the immediate aftermath, which could have a material adverse effect on our operations.

7

Global Economy

Financial and commodity markets in Colombia are influenced by the economic and market conditions in other countries, including other South American and emerging market countries and other global markets. Although economic conditions in these countries may differ significantly from economic conditions in Colombia, investors’ reactions to developments in these other countries, such as the recent developments in the global financial markets, may substantially affect the capital flows into, and the market value of securities of issuers with operations in Colombia.

Insurance Coverage

Our production is, in general, subject to different risks and hazards, including adverse weather conditions, fires, plant diseases and pest infestations, other natural phenomena, industrial accidents, labor disputes, changes in the legal and regulatory framework applicable to us, and environmental contingencies. We will endeavor to obtain appropriate insurance covering these risks in amounts sufficient to support a downturn in the sale of our products due to these potential production risks. The cost of such insurance may be high and we may not be able to obtain sufficient amount of insurance to cover these risks.

Operations in Spanish

As a result of our conducting most of our operations in Colombia, our regulatory licenses and books and records, including key documents such as material contracts and financial documentation, are principally negotiated and entered into in the Spanish language and English translations may not exist or be readily available.

General Business Risks

Inability to Manage Growth

We may not be able to effectively manage our growth. Our strategy envisions growing our business. We plan to expand our production and manufacturing capability and create a distribution network on a global basis. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. We cannot assure you that we will be able to:

●	expand our systems effectively or efficiently or in a timely manner;

●	create a distribution network

●	allocate our human resources optimally;

●	meet our capital needs;

●	identify and hire qualified employees or retain valued employees; or

●	obtain and maintain necessary licenses in relevant jurisdictions

Our inability or failure to manage our growth and expansion effectively could harm our business and materially and adversely affect our operating results and financial condition.

Speculative Forecasts

Any forecasts we provide will be highly speculative in nature and we cannot predict results in a development stage company with a high degree of accuracy. Any financial projections, especially those based on ventures with minimal operating history, are inherently subject to a high degree of uncertainty, and their ultimate achievement depends on the timing and occurrence of a complex series of future events, both internal and external to the enterprise. There can be no assurance that potential revenues or expenses we project will be accurate.

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Limited Management Team

Our limited senior management team size may hamper our ability to effectively manage a publicly traded company while operating our business. Our management team has experience in the management of publicly traded companies and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. They realize it will take significant resources to meet these requirements while simultaneously working on cultivating, developing and distributing our products. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

Risks Related to our Common Stock and this Offering

Limited Trading

Although prices for shares of our Common Stock are quoted on the OTC Markets, there is little current trading and no assurance can be given that an active public trading market will develop or, if developed, that it will be sustained. The OTC Markets is generally regarded as a less efficient and less prestigious trading market than other national markets. There is no assurance if or when our Common Stock will be quoted on another more prestigious exchange or market. The market price of our Common Stock is likely to be highly volatile because for some time there will likely be a thin trading market for the stock, which causes trades of small blocks of stock to have a significant impact on the stock price.

Penny Stock Risk

Because our Common Stock is a “penny stock,” trading therein will be subject to regulatory restrictions. Our Common Stock is currently, and in the near future will likely continue to be, considered a “penny stock.” The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure and other requirements may adversely affect the trading activity in the secondary market for our Common Stock.

No Dividend Payments

We have not paid dividends in the past and we do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our Common Stock. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent the stock price appreciates, which may never occur. In addition, shareholders must generally rely on sales of the shares they own after price appreciation as the only way to realize their investment, and if the price of our Common Stock does not appreciate, then there will be no return on investment.

Control of Common Stock will Influence Decision Making

Our officers, directors and principal stockholders are able to exert significant influence over us and may make decisions that are not in the best interests of all stockholders. Our officers, directors and principal stockholders (greater than 5% stockholders) collectively own approximately 30.2% of our fully-diluted Common Stock. As a result of such ownership, these stockholders are able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our Common Stock could have the effect of delaying or preventing a change of control of our company or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of our company. This, in turn, could have a negative effect on the market price of our Common Stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of our Common Stock.

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We are an Emerging Growth Company Within the Meaning of the Securities Act.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the end of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Antitakeover Protections

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline. Our articles of incorporation, as amended, bylaws and Nevada law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our Common Stock.

Increased Compliance Costs

The requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended, and the requirements of the Sarbanes-Oxley Act of 2002, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner. As a public company, we need to comply with laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC, and requirements of the principal trading market upon which our Common Stock may trade, with which we are not required to comply as a private company. As a result, the combined business will incur significant legal, accounting and other expenses that a private company would not incur. Complying with these statutes, regulations and requirements will occupy a significant amount of the time of our board of directors and management, will require us to have additional finance and accounting staff, may make it more difficult to attract and retain qualified officers and members of our board of directors, particularly to serve on the audit committee, and may make some activities more difficult, time consuming and costly. We will need to:

●	institute a more comprehensive compliance function;

●	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

●	design, establish, evaluate and maintain a system of internal control over financial reporting in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	prepare and distribute periodic reports in compliance with its obligations under the federal securities laws including the Securities Exchange Act of 1934, as amended, or Exchange Act;

●	involve and retain to a greater degree outside counsel and accountants in the above activities; and

●	establish an investor relations function.

If we are unable to accomplish these objectives in a timely and effective fashion for our business, our ability to comply with financial reporting requirements and other rules that apply to reporting companies could be impaired. If our finance and accounting personnel insufficiently support our business in fulfilling these public-company compliance obligations, or if we are unable to hire adequate finance and accounting personnel, we could face significant legal liability, which could have a material adverse effect on our financial condition and results of operations. Furthermore, if we identify any issues in complying with those requirements (for example, if our company or the independent registered public accountants identified a material weakness or significant deficiency in our company’s internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect, our reputation or investor perceptions of our company.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus contains certain forward-looking statements. All statements other than statements of historical facts contained or incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our limited operating history; changes in cannabis laws, regulations and guidelines; our reliance on Colombian licenses, our ability to obtain authorizations and quotas; regulatory compliance risks; competition in our industry; our ability to establish and maintain bank accounts; our ability to comply with foreign trade policies; the continued demand for cannabis and derivate products; our ability to retain and acquire skilled personnel; and the risks involved in conducting operations in Colombia, as well as other factors set forth under the caption “Risk Factors” on page 3 of this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the selling shareholders. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling shareholders.

MARKET PRICE AND DIVIDENDS

Market Price for our Common Stock

Our Common Stock is currently quoted on the OTC Markets under the trading symbol “OWPC.” Prior to February 7, 2019, the symbol for our Common Stock was “PNTT.” Since the commencement of trading, there has been an extremely limited market for our Common Stock. The following table sets forth, for the fiscal quarters indicated, the high and low bid information for our Common Stock, as reported on the OTC Markets, and have not been adjusted for the one-for-four reverse stock split of our Common Stock effected on January 10, 2019. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended December 31, 2017
First Quarter	$0.08	$0.08
Second Quarter	$0.08	$0.08
Third Quarter	$0.08	$0.08
Fourth Quarter	$0.08	$0.08

Fiscal Year Ended December 31, 2018
First Quarter	$0.08	$0.08
Second Quarter	$0.08	$0.08
Third Quarter	$0.08	$0.08
Fourth Quarter	$4.04	$0.08

Fiscal Year Ending December 31, 2019
First Quarter	$4.10	$0.78
Second Quarter	$4.00	$2.00
Third Quarter (through September 10, 2019)	$4.00	$3.00

Holders

As of September 10, 2019, there were approximately 105 registered holders of record of our Common Stock.

Dividends

We do not anticipate paying dividends in the foreseeable future and currently intend to retain any future earnings to support the development and expansion of our business. The declaration and payment of dividends is subject to the discretion of our board of directors and to certain limitations imposed under Nevada statutes. The timing, amount and form of dividends, if any, will depend upon, among other things, our results of operation, financial condition, cash requirements, and other factors deemed relevant by our board of directors.

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OUR BUSINESS

On February 21, 2019, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with OWP Merger Subsidiary, Inc. (“OWP Merger Sub), our wholly-owned subsidiary, and OWP Ventures, Inc. (“OWP Ventures”). Under the Merger Agreement, the acquisition of OWP Ventures by us was effected by the merger of OWP Merger Sub with and into OWP Ventures, with OWP Ventures being the surviving entity as our wholly-owned subsidiary (the “Merger”). The closing (the “Closing”) of the Merger occurred on February 21, 2019.

Immediately prior to the Closing, we were a public “shell” company with nominal assets. As of the Closing, we are no longer a public shell. As a result of the Merger, we are engaged in OWP Ventures’ business, including the business of its wholly-owned subsidiary, One World Pharma, S.A.S., a Colombian company (“OWP Colombia”). With respect to this discussion, the terms “we,” “us,” “our” and “our company” refers to One World Pharma, Inc. and its wholly-owned direct and indirect subsidiaries, OWP Ventures and OWP Colombia.

We plan to be a producer of raw cannabis and hemp plant ingredients for both medical and industrial uses across the globe. We have received licenses from Colombian regulators to cultivate, produce and distribute the raw ingredients of the cannabis and hemp plant for medicinal, scientific and industrial purposes. Specifically, we are one of the first companies in Colombia to receive licenses for seed, cultivation, extraction and export from the Colombian government (the “Licenses”).

We planted our first crop of cannabis in Popayan, Colombia in 2018, and began initial harvesting in the first quarter of 2019 for the purpose of further research and development activities and quality control testing of the cannabis we have produced. We intend to commence limited shipping of non-psychoactive products to customers in the first quarter of 2020. Although we hold the four Colombian Licenses, we will need to obtain additional approvals from Colombian regulators before we can fully execute our business plan, particularly with respect to the sale psychoactive products. As described further under “Regulation” below,

●	We will need to obtain quota approvals from the Colombian authorities before we can commence commercial sale of our psychoactive products under our Cannabis Manufacturing License and Psychoactive Cultivation License;
●	We will need to register the distinct cannabis strains we expect to sell on Colombia’s National Registrar; and
●	We will need to be issued sanitary registrations before we can sell products intended for human consumption.

Our first cultivation and extraction sites are located in Popayan, Colombia. Our facility encompasses approximately 30 acres and includes a covered greenhouse built specifically to cultivate high-grade cannabis and hemp. In addition, we have entered into agreements with local farming co-operatives that include small farmers and indigenous tribe members, under which they will cultivate cannabis on up to approximately 140 acres of land using our seeds and propagation techniques, and sell their harvested products to us on an exclusive basis.

We employ modern propagation and cultivation techniques drawn from U.S. practices that allow us to rapidly multiply the cells of a specific plant strain to produce large numbers of genetically consistent progeny plants using our own plant tissue culture method. We believe this technique allows us to cultivate plants which are stable, robust and able to produce genetically superior cannabis and hemp derived products. We intend to have our processes and products certified as compliant with international standards, including Good Agricultural Practices (“GAP”), Good Manufacturing Practice (“GMP”) and the standards set forth in EU Pharmacopoeia, a publication that sets forth quality standards applicable to the European pharmaceutical industry.

We intend to build additional covered greenhouse capacity in excess of 1 million square feet. We are building out our extraction and production facility and expect it to be operational before the end of 2019. In addition, we have a contractual relationship with a local co-operative under which they agree to assist us in cultivation at our facility.

We have received approval from the Instituto Colombiano Agropecuario (the “ICA”) to begin cultivating 13 proprietary high THC cannabis strains and 2 high CBD strains. We have also received approval to grow 68 mother plants to begin this characterization process, which we have commenced. If we are successful in this process, the strains will be entered in the ICA cultivar registry. Only registered strains may be sold under Colombian law.

We believe there is a large and growing market for cannabis and hemp products around the world. The market for CBD has shown particular demand and growth. We will pursue sales into this market using a direct sales force to establish direct customer relationships and distributor relationships. We will seek out customers who have large and recurring needs and demands. Countries that we intend to focus on include EU countries, the UK, Poland, Israel, and Canada.

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We expect to commence limited shipping of non-psychoactive products to customers in the first quarter of 2020. However, we are subject to numerous risks that may delay the date of first sale, including regulatory requirements imposed or that may in the future be imposed by the Colombian regulating authorities. In addition, we will need to obtain quota approval from Colombian regulators before making we can make sales of our psychoactive products.

History and Background

One World Pharma S.A.S., is a Colombian company (“OWP Colombia”), incorporated on July 14, 2017 with the goal of procuring the following Colombian Licenses.

On December 20, 2017, the Colombian Ministry of Health, by means of resolution No. 5251 of 2017, granted OWP Colombia its license for the production of cannabis derivatives for domestic use and export, allowing OWP Colombia to extract high tetrahydrocannabinol (“THC”) compounds (“Cannabis Manufacturing License”). This license will expire on December 20, 2022.

On December 26, 2017, the Colombian Ministry of Justice, by means of resolution No. 1087 of 2017, granted OWP Colombia its license to use seeds for sowing for sale or delivery of seeds and/or for scientific research purposes, allowing for genetic and seed bank registration (“Cannabis Seed Possession License”). This license will expire on December 26, 2022.

On December 26, 2017, the Colombian Ministry of Justice, by means of resolution No. 1088 of 2017, granted OWP Colombia its license to grow non-psychoactive cannabis plants (less than 1.0% THC). Under this license, OWP Colombia can produce seeds for planting, deliver and make sales of the cannabis crop in order to produce cannabis derivatives and deliver and make sales of the cannabis crop for industrial purposes (“Cannabis Non-Psychoactive Cultivation License”). This license will expire on December 26, 2022.

On January 4, 2018, the Colombian Ministry of Justice, by means of resolution No. 0015 of 2018, granted OWP Colombia its license to grow psychoactive cannabis plants (greater than 1.0% THC) (“Psychoactive Cultivation License”). Under this license, OWP Colombia can produce seeds for planting, and deliver and make sales of the cannabis crop in order to produce cannabis derivatives. This license will expire on January 4, 2023.

Six months prior to the expiration of each of the Licenses, we can apply for successive renewals for additional five-year periods. In each renewal application, the corresponding Ministry will assess compliance with all the relevant requirements in determining whether or not to renew the License.

On March 27, 2018, OWP Ventures, Inc. was formed as a Delaware corporation for the purpose of acquiring OWP Colombia.

On May 30, 2018, OWP Ventures entered into a Stock Purchase Agreement with the shareholders of OWP Colombia whereby the shareholders of OWP Colombia transferred their shares in OWP Colombia to OWP Ventures in exchange for 10,200,000 shares of common stock of OWP Ventures.

OWP Colombia planted its first crop of cannabis in 2018, which it began harvesting in the first quarter of 2019 for the purpose of further research and development activities and quality control testing of the cannabis we have produced. To date, we have not yet generated any revenues from our activities.

Products

We are focused on cultivating, processing and supplying crude cannabis oil, distillate and isolate to customers’ specification. We plan to sell as a wholesaler to industrial companies making cannabis related products. We also plan on supplying the hemp plant bio-mass remaining after our extraction process to industry participants that utilize hemp in the manufacture of their products. Hemp is used to make a variety of commercial and industrial products, including rope, textiles, clothing, shoes, food, paper, bioplastics, insulation and biofuel.

We are currently in the process of cultivating medicinal cannabis at our facility in Popayán, Colombia for a variety of medical conditions. We have registered 25 varieties or strains of cannabis with the Colombian Ministry of Health and intend to register additional varieties by the end of 2019. See “Operations - Strains of Cannabis”. The development of these strains enables us to select mother plants and identify the concentrations of cannabinoids required for the products which we intend to distribute. The cannabis will be produced in accordance with GMP Standards. We are committed to developing final products consistent with medicinal cannabis industry standards and pharmaceutical procedures. Our products will include a variety of cannabinoids and terpenes designed to address specific medical conditions. The composition of the strains will include a wide range of THC and CBD ratios.

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Industry

Medicinal cannabis refers to the use of cannabis and its constituent cannabinoids and terpenes to treat disease or ameliorate symptoms such as pain, muscle spasticity, nausea and other indications. Cannabinoid is a blanket term covering a family of complex chemicals, both natural and man-made, that bind with cannabinoid receptors (protein molecules on the surface of cells) and effect a wide number of responses. Cannabinoid receptors in the human body are part of a system called the endocannabinoid system. This system produces chemicals called endocannabinoids, which also bind with cannabinoid receptors. Cannabinoid receptors are found in the brain and throughout the body. Scientists have found that cannabinoid receptors in the endocannabinoid system are involved in a vast array of functions in our bodies, including helping to modulate brain and nerve activity (including memory and pain), energy metabolism, heart function, the immune system and even reproduction. While there are a large number of active cannabinoids found in cannabis, the two most common currently used for medical purposes are tetrahydrocannabinol and cannabidiol. Although no clinical trials have been completed in the United States to validate the effectiveness of tetrahydrocannabinol or cannabidiol in managing disease and improving symptoms, scientific studies have identified that they, alone and/or in combination, may potentially provide treatment benefits for a large number of medical conditions. For example, tetrahydrocannabinol, a psychotropic cannabinoid, has been shown to activate pathways in the central nervous system which work to block pain signals and has shown potential to assist patients with Post Traumatic Stress Disorder (PTSD) and stimulate appetite in patients following chemotherapy. Cannabidiol, on the other hand, is non-psychotropic and has shown potential to relieve convulsion and inflammation, and is the active ingredient in Epidolex, which in June 2018 was approved by the FDA for the treatment of two rare and severe forms of epilepsy.

Regulation

Our active business operations are currently conducted solely within Colombia, and as such, the discussion below is limited to Colombian laws and regulations applicable to our business, which require us to hold the relevant licenses, quotas and other permits, as described below. Our activities in the United States consist solely of corporate administrative activities at our Las Vegas headquarters, including accounting, finance and SEC compliance functions. We believe that our current activities in the United States will not subject us to regulation under the U.S. Controlled Substances Act or other applicable U.S. federal or state laws with respect to our proposed business plans. All export activities will be conducted from Colombia, and we do not intend to export any of our products to jurisdictions where such sales are not legal under local law. Accordingly, we do not currently intend to export our products to the United States to the extent such products may be subject to regulation under the U.S. Controlled Substances Act or other applicable U.S. federal or state regulations.

Regulatory Authorities

Several authorities interact in the Colombian cannabis industry. The Ministry of Health is in charge of granting the Cannabis Manufacturing and Distribution License and exercises administrative control over the production of cannabis derivatives. The Ministry of Justice, through the subsection for the Control and Supervision of Chemical Substances and Narcotic Drugs, is the competent authority for issuing the Cannabis Seeds Possession License, the Cannabis Psychoactive Cultivation License and the Cannabis Non-Psychoactive Cultivation License and for exercising administrative control over cannabis operations and cultivation. The National Narcotics Fund (“FNE”) exercises administrative and operational control over activities related to the management of psychoactive and non-psychoactive cannabis and its derivatives. The National Food and Drug Surveillance Institute (“INVIMA”) is in charge of issuing and monitoring compliance under the health and phytosanitary registrations that may be applicable to products containing cannabis derivatives. The Colombian Agricultural Institute (“ICA”) is responsible for maintaining the registry of the Genetic Pool or ¨Fuente Semillera” and the registration of cannabis seeds and strains under the “Registro Nacional de Cultivares Comerciales”.

In exercising the administrative and operational control activities discussed above the Ministry of Justice, Ministry of Health, ICA and FNE are required to coordinate their activities to the extent necessary, according to their competencies, with the Ministry of Agriculture and Rural Development through ICA, as well as with the National Police.

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Licenses

Under Colombian law, there are four types of cannabis licenses that authorize different activities concerning the various stages of the production line of the medical cannabis industry: (i) the Cannabis Seeds Possession License; which is required for the domestic sale and delivery of seeds (but not export) and for scientific research purposes; (ii) the Cannabis Psychoactive Cultivation License, which is required for the production of seeds for sowing; for grain production; production of cannabis derivatives; for scientific research purposes, for storage, and for final disposal; (iii) the Cannabis Non-Psychoactive Cultivation License, which is required for the production of grain and seeds for sowing; production of cannabis derivatives; for industrial purposes; for scientific research purposes; for storage; and for final disposal; and (iv) the Cannabis Manufacturing and Distribution License, which is required for the production of cannabis derivatives for domestic use; production of cannabis derivatives for scientific research purposes; and production of cannabis derivatives for exportation. OWP Colombia holds all of these licenses.

The legal framework currently in force in Colombia regarding medical cannabis is established in Law 1787 of 2016 (the “Law”) and the Decree 613 of 2017 (the “Decree”). Cannabis licenses must be issued by the Ministry of Health or the Ministry of Justice in an estimated time of 60 days, however, in practice, this process can take between four and six months. In accordance with Colombia’s international obligations, there is a limit in the amount of Cannabis allowed for fabrication or cultivation assigned by the Colombian Government (specific crop or manufacturing quotas) that must be requested by each licensee when applying for a Cannabis Psychoactive Cultivation License or a Cannabis Manufacturing License. The activities of cultivation and manufacturing can only be started once the specific quotas have been granted to the licensee.

Duration of Licenses

The Cannabis Seeds Possession License, the Cannabis Psychoactive Cultivation License, the Cannabis Non-Psychoactive License, and the Cannabis Manufacturing and Distribution License are granted by the Ministry of Justice and/or the Ministry of Health (as applicable), when the applicant fulfills the general criteria described in Article 2.8.11.2.1.5 of the Decree, and the specific requirements for each type of license. Each of these licenses is valid for up to five years. The Ministry of Justice and the Ministry of Health (as applicable) maintain the right to monitor the activities performed by the corresponding licensee, and in the event of a breach by the licensee of the obligations and duties set forth in the Decree, the licenses may be revoked. The relevant Ministry may renew these licenses for additional and successive five-year periods. In each renewal application, the Ministry will assess compliance with all the relevant requirements in determining whether or not to renew the license.

Quotas

As described above, regulations of cannabis in Colombia provides an additional requirement applicable to the Cannabis Psychoactive Cultivation License and Cannabis Manufacturing License, which require the grant of crop and manufacturing quotas (the “Quotas”). According to Article 2.8.11.2.6.2 of the Decree, the assignment of Quotas is collectively made by the Ministry of Health, the Ministry of Justice, the ICA, the INVIMA, and the FNE.

According to Article 2.8.11.2.6.5 of the Decree, there are two types of Quotas: (i) crop quotas for psychoactive cannabis (for holders of the Cannabis Psychoactive Cultivation License) which are granted by the Ministry of Justice; and (ii) the manufacturing quotas for psychoactive cannabis (for holders of the Cannabis Manufacturing License) which are granted by the Ministry of Health.

These Quotas are requested by the licensees no later than the last calendar day of April of each year, and, if they are granted by the corresponding authority, they can only be used by the licensees during the next calendar year (for instance, if a licensee requests a specific crop Quota in March, 2018, and this Quota is granted by the Ministry of Justice, the licensee will be allowed to use the Quota from January 1, 2019 to December 31, 2019). In extraordinary events, the licensees can request a supplementary Quota that will apply to the calendar year requested (the issuance of these Quotas depends on the special circumstances defined by the Colombian governmental authorities).

On December 3, 2018, by means of resolution 1256 of 2018, Colombia´s Ministry of Justice granted OWP Colombia a supplementary Quota for growing psychoactive mother plants; six for each of 13 varieties, for a total of 78 “mother” plants. However, before we commence the commercial sale of our psychoactive products (greater than 1% THC content), we will need to obtain Quotas from the Ministry of Health. This will require us to conduct successful agricultural characterization tests approved by and registered with the ICA/Ministry of Agriculture and Rural Development, and stabilized extracts characterization tests approved by INVIMA/Ministry of Health, of product samples grown by us under Quotas obtained from the Ministry of Justice. We have already requested from the Ministry of Health and Justice our annual Quotas for the export sale of psychoactive ingredients in 2020, and are awaiting the issuance of such Quotas in order to start our production process.

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Strains of Cannabis

Strains of cannabis are registered in Colombia in two manners:

●	Registration of the Genetic Pool or “Fuente Semillera”: Under Article 2.8.11.11.1 of the Decree, licensed producers of cannabis had until December 31, 2018 to register the genetics of strains of cannabis with the ICA. Under this transitory article, the government allowed a limited period for licensed producers of cannabis to source genetics currently available in Colombia and register these as their “fuente semillera”. We registered 25 varieties under this article. This registration enables us to grow our own strains of cannabis as opposed to having to purchase registered strains from other licensed producers.

●	Registration Under the “Registro Nacional de Cultivares Comerciales”: Licensed producers of cannabis have to be granted a breeding/research license to be able to develop, select and trial stabilized cannabis cultivars. This registration allows licensed producers to register unique and stable varieties of cannabis for commercial production within Colombia. We were granted such license in the first quarter of 2018. Licensed producers can then request from ICA a registration trial, which is a field flowering trial with the supervision of ICA officials. The data collected in these trials can lead to registration of the cultivar in the National Registrar. Only registered varieties will be allowed to be produced commercially. We are in the final phase of field flowering trials and intend to apply to register additional strains under this provision by the end of 2019.

Sanitary Registration

The commercialization of cannabis-based finished products intended for human consumption requires the issuance of sanitary registrations by the INVIMA, and in the case of products intended for animal consumption, by the ICA.

Environmental

Under Colombian law, general principles of environmental law are set out in Law 99 of 1993 and Article 9 of the National Code of Natural Resources and Protection of the Environment. These laws establish principles governing the use of natural resources, including that use must occur without causing harm to the interests of the community or of third parties. Parties that cause environmental damage while acting under the authority of a permit are responsible for incurring the costs to rectify the damage. The imposition of environmental sanctions is in addition to civil and criminal penalties that may be imposed. Environmental damage caused while a party is acting without a license constitutes a breach of Law 99 of 1993 and may lead to the imposition of sanctions, in addition to civil or criminal proceedings that may result. Parties that cause environmental damage, in addition to sanctions or penalties that apply, will also be required to carry out studies to assess the characteristics of the damage. Under Colombian law, liability for environmental damage creates a presumption of liability in case of a: (i) breach of environmental laws; (ii) environmental damage; and (iii) breach of environmental license or any other administrative act from the environmental authorities. The Environmental Authorities may investigate potential claims, authorize preventative measures, or impose sanctions on parties breaching environmental law.

Competition

The market for medicinal cannabis is characterized by unsatisfied patient demand, with few authorized producers. Although competition in the market is growing and Colombia offers an open process to apply for the licenses, we believe we are competitively positioned to satisfy the demand for medicinal cannabis given our early entry into the market, the management team’s expertise in medical product branding, marketing, quality control and domestic market relationships. In addition, the Colombian government has published for comment a draft decree that requires any applicant for any of the four Licenses to furnish evidence that it has completed the seed registration process before the ICA and obtained the corresponding technical sheet for the cannabis plants and varieties. If enacted, this new regulation will result in stricter requirements on potential competitors seeking a Colombian License.

Cultivation in Colombia has natural cost advantages. However, management believes the more sustainable competitive advantage is to create patient loyalty and brand preference, as opposed to the distribution of more homogeneous products. Domestically our competition consists of PharmaCielo, CannaVida, Empresa Colombiana de Cannabis, Khiron Life Sciences Corp., MedCan, Canopy Growth Corporation, and Clever Leaves.

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Intellectual Property

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on trade secrets, including know-how, employee and third-party nondisclosure agreements and other contractual rights to establish and protect our proprietary rights in our technology.

Seasonality

Colombia and its vertical offering of microclimates is the ideal country for year-round growing and processing of all possible varieties of cannabis in a natural, environmentally friendly manner.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 3471 West Oquendo Rd., Suite 301, Las Vegas, Nevada 89118, Telephone No.: (800) 605-3210. Our leased premises are 3,210 square feet and are utilized for corporate business offices. Our Nevada premises are subject to a lease agreement expiring October 31, 2021. In addition, OWP Colombia leases land in Popayan, Colombia at a rate of 8,000,000 COP per month on a renewable lease expiring on September 30, 2022. Our anticipated future lease commitments on a calendar year basis in US dollars, excluding common area maintenance, are as follows:

2019	$84,074
2020	85,700
2021	77,553
2022	22,407
Total	$269,734

We believe that our current facilities are adequate for our current needs. We intend to secure new facilities or expand existing facilities as necessary to support future growth. We believe that suitable additional space will be available on commercially reasonable terms as needed to accommodate our operations.

Employees

As of September 10, 2019, we had 28 full-time employees. Since inception, we have never had a work stoppage, and our employees are not represented by labor unions. We consider our relationship with our employees to be positive.

LEGAL PROCEEDINGS

We are not party to any legal proceedings.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations, and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth in the section captioned “Risk Factors” on page 3 of this prospectus. The following should be read in conjunction with our audited financial statements included elsewhere herein.

Overview

On February 21, 2019, we entered into the Merger Agreement with OWP Merger Sub, our wholly-owned subsidiary, and OWP Ventures. Under the Merger Agreement, the acquisition of OWP Ventures by us was effected by the merger of OWP Merger Sub with and into OWP Ventures, with OWP Ventures being the surviving entity as our wholly-owned subsidiary. The Closing of the Merger occurred on February 21, 2019. As a result of the Merger (a) holders of the outstanding capital stock of OWP Ventures received an aggregate of 39,475,398 shares of our Common Stock; (b) options to purchase 825,000 shares of common stock of OWP Ventures at an exercise price of $0.50 automatically converted into options to purchase 825,000 shares of our Common Stock at an exercise price of $0.50; (c) the outstanding principal and interest under a $300,000 convertible note issued by OWP Ventures became convertible, at the option of the holder, into shares of our Common Stock at a conversion price equal to the lesser of $0.424 per share or 80% of the price we sell our Common Stock in a future “Qualified Offering”; (d) 875,000 shares of our Common Stock owned by OWP Ventures prior to the Merger were cancelled; and (e) OWP Ventures’ chief operating officer became our chief operating officer and two of OWP Ventures’ directors became members of our board of directors.

OWP Ventures, Inc. is a holding company formed in Delaware on March 27, 2018 to enter and support the cannabis industry, and on May 30, 2018, it acquired One World Pharma S.A.S. One World Pharma S.A.S, is a licensed cannabis cultivation, production and distribution (export) company located in Popayán, Colombia (nearest major city is Cali). We plan to be a producer of raw cannabis and hemp plant ingredients for both medical and industrial uses across the globe. We have received licenses to cultivate, produce and distribute the raw ingredients of the cannabis and hemp plant for medicinal, scientific and industrial purposes. Specifically, we are one of the only companies in Colombia to receive seed, cultivation, extraction and export licenses from the Colombian government. Currently, we own approximately 30 acres and have a covered greenhouse built specifically to cultivate high-grade cannabis and hemp. In addition, we have entered into agreements with local farming co-operatives that include small farmers and indigenous tribe members, under which they will cultivate cannabis on up to approximately 140 acres of land using our seeds and propagation techniques, and sell their harvested products to us on an exclusive basis. We planted our first crop of cannabis in 2018, which we began harvesting in the first quarter of 2019 for the purpose of further research and development activities and quality control testing of the cannabis we have produced. To date, we have not yet generated any revenues from our activities.

The Merger was accounted for as a reverse merger (recapitalization) with OWP Ventures deemed to be the accounting acquirer. Accordingly, the financial statements included in this prospectus the following discussion reflect the historical operations of OWP Ventures and its wholly-owned subsidiary One World Pharma S.A.S prior to the Merger, and that of the combined company following the Merger. The historical financial information for One World Pharma, Inc. (formerly Punto Group Corp.) prior to the Merger has been omitted.

Results of Operations for the Three Months Ended June 30, 2019 and 2018:

We have not generated any revenues to date, and there were limited expenses in the comparative period prior to the acquisition of One World Pharma, SAS by OWP Ventures, Inc. on May 30, 2018, when activities were ramped up to develop operations.

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The following table summarizes selected items from the statement of operations for the three months ended June 30, 2019 and 2018.

	Three Months Ended June 30,		Increase /
	2019	2018	(Decrease)
Revenues	$-	$-	$-

Operating expenses:
General and administrative	565,167	124,840	440,327
Professional fees	741,542	156,977	584,565
Total operating expenses:	1,306,709	281,817	1,024,892

Operating loss	(1,306,709)	(281,817)	(1,024,892)

Total other expense	(18,519)	(1,801)	(16,718)

Net loss	$(1,325,228)	$(283,618)	$(1,041,610)

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2019 were $565,167, compared to $124,840 during the three months ended June 30, 2018, an increase of $440,327, or 353%. The expenses for the current period consisted primarily of compensation expenses, office rent, and travel costs.

Professional Fees

Professional fees for the three months ended June 30, 2019 were $741,542, compared to $156,977 during the three months ended June 30, 2018, an increase of $584,565, or 372%. Professional fees included non-cash, stock-based compensation of $395,715 during the three months ended June 30, 2019. Professional fees increased primarily due to increased stock-based compensation during the current period.

Other Income (Expense)

Other expenses, on a net basis, for the three months ended June 30, 2019 were $18,519, compared to $1,801 during the three months ended June 30, 2018, an increase of $16,718, or 928%. Other expenses consisted of a loss on disposal of assets of $4,087 and $14,579 of interest expense, as offset by $147 of interest income for the three months ended June 30, 2019. Other expenses during the three months ended June 30, 2018 consisted of $1,801 of interest expense.

Net Loss

Net loss for the three months ended June 30, 2019 was $1,325,228, or $0.03 per share, compared to $283,618, or $0.01 per share, during the three months ended June 30, 2018, an increase of $1,041,610, or 367%. The net loss for the three months ended June 30, 2019 included non-cash expenses consisting of $2,436 of depreciation, $395,715 of stock-based compensation and $14,579 of accrued interest.

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Results of Operations for the Six Months Ended June 30, 2019 and the period from inception (March 27, 2018) to June 30, 2018:

The following table summarizes selected items from the statement of operations for the six months ended June 30, 2019 and the period from inception (March 27, 2018) to June 30, 2018.

	For the Six	From Inception
	Months Ended	(March 27, 2018) to	Increase /
	June 30, 2019	June 30, 2018	(Decrease)
Revenues	$-	$-	$-

Operating expenses:
General and administrative	1,044,787	124,840	919,947
Professional fees	1,444,422	156,977	1,287,445
Total operating expenses:	2,489,209	281,817	2,207,392

Operating loss	(2,489,209)	(281,817)	(2,207,392)

Total other expense	(159,535)	(1,801)	(157,734)

Net loss	$(2,648,744)	$(283,618)	$(2,365,126)

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2019 were $1,044,787, compared to $124,840 during the period from inception (March 27, 2018) to June 30, 2018, an increase of $919,947, or 737%. The expenses for the current period consisted primarily of compensation expenses, office rent, and travel costs.

Professional Fees

Professional fees for the six months ended June 30, 2019 were $1,444,422, compared to $156,977 during the six months ended June 30, 2018, an increase of $1,287,445, or 820%. Professional fees included non-cash, stock-based compensation of $664,255 during the period from inception (March 27, 2018) to June 30, 2018. Professional fees increased primarily due to increased stock-based compensation during the current period.

Other Income (Expense)

Other expenses, on a net basis, for the six months ended June 30, 2019 were $159,535, compared to $1,801 during the six months ended June 30, 2018, an increase of $157,734, or 8,758%. Other expenses consisted of a loss on disposal of assets of $4,087 and $155,696 of interest expense, as offset by $248 of interest income for the six months ended June 30, 2019. Other expenses during the period from inception (March 27, 2018) to June 30, 2018 consisted of $1,801 of interest expense.

Net Loss

Net loss for the six months ended June 30, 2019 was $2,648,744, or $0.07 per share, compared to $283,618, or $0.01 per share, during the period from inception (March 27, 2018) to June 30, 2018, an increase of $2,365,126, or 834%. The net loss for the six months ended June 30, 2019 included non-cash expenses consisting of $5,005 of depreciation, $664,255 of stock-based compensation and $155,696 of accrued interest, including $125,000 of amortization on debt discounts.

Results of Operations from Inception (March 27, 2018) to December 31, 2018

General and Administrative Expense: General and administrative expenses were $903,913 for the year ended December 31, 2018.

Professional Fees: Professional fees were $917,936 for the year ended December 31, 2018.

Bad Debts Expense: Bad debts expense of $50,000 for the year ended December 31, 2018 related to an allowance for doubtful accounts on the uncertain collection of a note receivable.

Other Expense: Other expense was $88,234 for the year ended December 31, 2018. Other expense consisted of $88,234 of interest expense.

Loss on Foreign Currency Translation: Loss on foreign currency translation was $4,090 for the year ended December 31, 2018.

Net Loss: Net loss was $1,960,083 for the period of inception (March 27, 2018) to December 31, 2018.

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Liquidity and Capital Resources

The following is a summary of our cash flows provided by (used in) operating, investing, financing activities and effect of exchange rate changes on cash for the six month period ended June 30, 2019 and the period from inception (March 27, 2018) to June 30, 2018:

	2019	2018
Operating Activities	$(1,933,479)	$(285,897)
Investing Activities	(366,585)	(11,585)
Financing Activities	2,243,602	707,000
Effect of exchange rate changes on cash	143,001	35,402
Net Increase in Cash	$86,539	$444,920

Net Cash Used in Operating Activities

During the six months ended June 30, 2019, net cash used in operating activities was $1,933,479, compared to net cash used in operating activities of $285,897 for the period from inception (March 27, 2018) to June 30, 2018. Net cash used in operating activities was $1,268,497 for the period from inception (March 27, 2018) to December 31, 2018. The cash used in operating activities was primarily attributable to our net losses.

Net Cash Used in Investing Activities

During the six months ended June 30, 2019, net cash used in investing activities was $366,585, compared to net cash used in investing activities of $11,585 for the period from inception (March 27, 2018) to June 30, 2018. Net cash used in investing activities was $753,661 for the period from inception (March 27, 2018) to December 31, 2018. The cash used in investing activities consisted of purchases of fixed assets.

Net Cash Provided by Financing Activities

During the six months ended June 30, 2019, net cash provided by financing activities was $2,243,602, compared to net cash used in financing activities of $707,000 for the period from inception (March 27, 2018) to June 30, 2018. The current period consisted of $500,000 of convertible debt financing that was subsequently converted into 1,253,493 shares of common stock at $0.40 per share, repayments of $207,000 to shareholders on previous advances, proceeds of $602 on subscriptions receivable and $1,950,000 of proceeds received from the sale of stock at $0.50 per share. Net cash provided by financing activities was $2,152,094 for the period from inception (March 27, 2018) to December 31, 2018, and consisted of the proceeds from the sale of common stock, a secured convertible note payable, unsecured advances payable on demand by shareholders, notes payable and contributed capital.

Ability to Continue as a Going Concern

Prior to the $2,054,500 of proceeds from of our recent stock sales, our balance of cash on hand was $212,385, and we had a working capital deficit of $745,796 and an accumulated deficit of $4,608,726 as of June 30, 2019. We currently may not have sufficient funds to sustain our operations for the next twelve months and we may need to raise additional cash to fund our operations to the extent necessary to provide working capital.

We have incurred recurring losses from operations resulting in an accumulated deficit, and, as set forth above, our cash on hand is not sufficient to sustain operations. These factors raise substantial doubt about our ability to continue as a going concern. Management is actively pursuing its cannabis cultivation activities and expects to begin revenue generating export operations in the first quarter of 2020. In addition, we are currently seeking additional sources of capital to fund short- term operations. Management believes these factors will contribute toward achieving profitability. In the event revenues do not materialize at the expected rates, management would seek additional financing or would attempt to conserve cash by further reducing expenses. There can be no assurance that we will be successful in achieving these objectives, becoming profitable or continuing our business without either a temporary interruption or a permanent cessation. Additional financing may result in substantial dilution to existing stockholders.

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The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. The unaudited consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have no outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the presentation of our financial condition and results of operations and require management’s subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.

While our significant accounting policies are more fully described in notes to our consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results and affect the more significant judgments and estimates that we used in the preparation of our financial statements.

Revenue Recognition

We have adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, we recognize revenue from the sale of commercial sales of products, licensing agreements and contracts. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition.

There was no impact on our financial statements as a result of adopting ASC 606 for the six months ended June 30, 2019, or the year ended December 31, 2018.

Stock-Based Compensation

We account for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718) and Equity-Based Payments to Non-employees pursuant to ASC 505-50 (ASC 505-50). All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date at which a commitment for performance by the counterparty to earn the equity instruments is reached because of sufficiently large disincentives for nonperformance.

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MANAGEMENT

The following table contains information regarding the current members of the Board of Directors and executive officers. The ages of individuals are provided as of September 10, 2019:

Name	Age	Position
Craig Ellins	77	Chief Executive Officer, Chief Financial Officer, Director
Bruce Raben	65	Director
Dr. Kenneth Perego	50	Director
Brian Moore	32	Chief Operating Officer and Secretary

Craig Ellins has spent over 30 years developing start-ups in various industries, most recently focusing on the marijuana industry, including indoor growing technology. Mr. Ellins has served as the Chief Executive Officer and President, of OWP Ventures since its inception in March 2018 and as our President, Chief Executive Officer, Chief Financial Officer and director since November 30, 2018. From March 13, 2014 until April 29, 2016, Mr. Ellins served as the Chief Executive Officer of GB Sciences, Inc., a cannabis company focused on standardized cultivation and production methods as well as biopharmaceutical research and development, and from April 29, 2016 until May 8, 2017, he served as the Chief Innovation Officer of GB Sciences, Inc. He also served as the Chairman of the Board of GB Sciences from March 13, 2014, until May 8, 2017. From 2013 to 2014, Mr. Ellins served as the Chairman and Chief Executive Officer of Cognitiv, Inc., which engages in the creation, development, and maintenance of Websites and mobile applications. From 2009 to 2013, Mr. Ellins served as Chief Executive Officer and Chairman of Phototron Holdings, Inc., now known as GrowLife, Inc. GrowLife, Inc. manufactures and supplies branded equipment and expendables for urban gardening in the United States. We believe that Mr. Ellins’ cannabis industry and public company experience qualify him to serve as our director.

Bruce Raben was a director of OWP Ventures prior to the Merger and was appointed to our Board of Directors pursuant to the Merger Agreement. Mr. Raben is an investment banker with Hudson Capital Advisors BD, LLC, a registered broker dealer, and has been its Managing Member since it was founded by him in 2004. Mr. Raben also serves on the board of directors of Digipath, Inc., a cannabis testing laboratory. Mr. Raben has been an investment banker, merchant banker and private investor for over 30 years. Starting in 1979 at Drexel Burnham Lambert, he worked on many leveraged buyouts and recapitalizations including Mattel Toys, SFN Co.’s, Magma Copper, Warnaco, Mellon Bank and John Fairfax. Mr. Raben then went on to co-found the Corporate Finance Department at Jeffries & Co. in 1990. Mr. Raben opened a west coast office for CIBC’s high yield finance and merchant banking activities in 1996. Mr. Raben received his A.B. from Vassar College in 1975 and his MBA from Colombia University in 1979. We believe that Mr. Raben’s investment banking and financial experience qualify him to serve as our director.

Dr. Kenneth Perego, II, was a director of OWP Ventures prior to the Merger and was appointed to our Board of Directors pursuant to the Merger Agreement. Since 2001, he has been a practicing urologic surgeon with an emphasis in urologic oncology and reconstructive urology, with Alexandria Urology Associates, LLP, of which he is a Partner. He has a strong clinical background in research and is focused on new drug discovery. Dr. Perego is also the manager and principal member of CB Medical, LLC, which he founded in 2017 to pursue investment opportunities in cannabis businesses in Colombia as well as the United States. We believe that Dr. Perego’s medical experience qualifies him to serve as our director.

Brian Moore was employed by OWP Ventures prior to the Merger and was appointed as our Chief Operating Officer and Secretary pursuant to the Merger Agreement. From 2016 until he joined the Company in March 2018, Mr. Moore worked in corporate development at GB Sciences, and from 2013 until 2015 he was a Project Engineer for Austin General Contracting, Inc.

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EXECUTIVE COMPENSATION

The following table shows the compensation paid by us (including OWP Ventures and OWP Colombia prior to the Merger) to our Chief Executive Officer during the fiscal year ended December 31, 2018. No compensation was paid to these officers in the prior fiscal year.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	All Other Compensation ($)	Total ($)
Craig Ellins	2018	$24,000	$-0-	$24,000
CEO, President & Chairman

Employment Contracts

We are not a party to an employment agreement with any of our executive officers.

Option Grants

Neither our company nor any of our subsidiaries granted options to executive officers during the fiscal year ended December 31, 2018.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Neither our company nor any of our subsidiaries had options outstanding as of December 31, 2018.

Director Compensation

We did not compensate our non-employee directors for services during our fiscal year ended December 31, 2018.

We are party to a Consulting Agreement with Bruce Raben dated February 8, 2019 under which Mr. Raben was issued an option to purchase 125,000 shares of common stock of OWP Ventures prior to the Merger and is paid a monthly fee of $5,000. The Consulting Agreement is for an initial one-year term, continuing thereafter until terminated by either party.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our Common Stock beneficially owned on September 10, 2019, for (i) each stockholder known to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days, through the exercise of a warrant or stock option, conversion of a convertible security or otherwise. At September 10, 2019, 44,482,939 shares of our Common Stock were outstanding. Unless otherwise noted below the address of each person identified is 3471 West Oquendo Road, Suite 301, Las Vegas, NV 89118.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Executive Officers
Craig Ellins	3,745,000	8.4%
Brian Moore	2,500,000	5.6%
Dr. Kenneth Perego (1)	7,000,000	15.7%
Bruce Raben (2)	418,744	*

All Directors and Executive Officers as a Group (4 individuals)	13,442,912	30.2%

5% Stockholders
Solid Bridge Investments, Inc. (3)	7,000,000	15.7%

*	Less than one percent.

(1)	Consists of shares held by CB Medical, LLC of which Dr. Perego is the controlling member.
(2)	Includes 93,744 shares of Common Stock that may be acquired under an option to purchase 125,000 shares of Common Stock at an exercise price of $0.50 per share that vests in 12 monthly installments beginning March 8, 2019, and 200,000 shares of Common Stock held by The Raben Education Trust dated 5/20/99, of which Mr. Raben is a Co-Trustee.
(3)	The principals of Solid Bridge Investments, Inc. are Carlos Andres de Fex Gomez and Gloria Veronica Serna Diez, who founded OWP Colombia and were its principal shareholders prior to the sale of OWP Colombia to OWP Ventures.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Other than the transactions described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

●	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

●	in which any director, executive officer, stockholders who beneficially owns more than 5% of our Common Stock or any member of their immediate family had or will have a direct or indirect material interest.

Advances by Craig Ellins

During the year ended December 31, 2018, Craig Ellins advanced an aggregate of $207,000 to OWP Ventures. These advances are evidenced by promissory notes payable on demand that bear interest at the rate of 6% per annum.

During the year ended December 31, 2018, Mr. Ellins advanced OWP Ventures an additional $307,141. The additional advances bear interest at the rate of 6% per annum and are evidenced by an amended and restated promissory note which matures on the earlier to occur of February 13, 2022 and the date that we have raised an aggregate of $5,000,000 in financing in one or a series of transactions following the date of the amended and restated note.

Director Independence

Our board of directors currently consists of Craig Ellins, our President and Chief Executive Officer, Dr. Kenneth Perego, II, and Bruce Raben. As an executive officer, Mr. Ellins does not qualify as “independent” under standards of independence set forth by national securities exchanges. Our Board of Directors has determined that Dr. Kenneth Perego, II and Mr. Raben are “independent” in accordance with the Nasdaq Global Market’s requirements. As our Common Stock is currently quoted on the OTC Bulletin Board, we are not currently subject to corporate governance standards of listed companies.

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DESCRIPTION OF SECURITIES

As of September 10, 2019, our authorized capital stock consisted of 75,000,000 shares of Common Stock, par value $0.001 per share, of which 44,482,939 shares of Common Stock were outstanding and held by approximately 105 stockholders of record.

Reverse Stock Split

On January 10, 2019, we effected a 1-for-4 reverse stock split. No fractional shares were issued, and no cash or other consideration was paid in connection with the Reverse Stock Split. Instead, we issued one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split. We were authorized to issue 75,000,000 shares of Common Stock prior to the Reverse Stock Split, which remains unaffected. The Reverse Stock Split did not have any effect on the stated par value of the Common Stock. Unless otherwise stated, all share and per share information in this prospectus has been retroactively adjusted to reflect the Reverse Stock Split.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share of our Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, as amended, which means that the holders of a majority of the voting shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Holders of our Common Stock do not have preemptive rights, and our Common Stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our Common Stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

None.

Anti-takeover Provisions

Certain provisions of our articles of incorporation, as amended, and Nevada law may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Nevada Law

In addition, Nevada has enacted the following legislation that may deter or frustrate takeovers of Nevada corporations:

Authorized but Unissued Stock – The authorized but unissued shares of our Common Stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our board of directors to issue shares of stock to persons friendly to existing management.

27

Evaluation of Acquisition Proposals – The Nevada Revised Statutes expressly permit our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on our employees, customers, suppliers, and other relevant interest holders, and on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price of our outstanding shares of capital stock and our then current value in a freely negotiated transaction.

Control Share Acquisitions – Nevada has adopted a control share acquisitions statute designed to afford stockholders of public corporations in Nevada protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special stockholders’ meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is vStock Transfer, LLC. Its mailing address is 18 Lafayette Place, Woodmere, NY 11598, its telephone number is (212) 828-8436, and its facsimile number is (646) 536-3179.

28

SELLING SHAREHOLDERS

The shares of Common Stock being offered by the selling shareholders primarily consist of approximately 33% of the shares of Common Stock held by certain shareholders of the Company that we have determined to register for resale to increase liquidity in the trading of our Common Stock, as follows:

●	Former shareholders of OWP Ventures who received shares of our Common Stock in the Merger, or their transferees, who are not officers or directors of ours; and

●	Purchasers of our Common Stock in a private placement of our shares of Common Stock that we conducted in July and August 2019 in which we sold our shares of Common Stock at a price of $0.50 per share (the “August 2019 Private Placement”).

In addition, we are registering 1,985,000 shares of Common Stock held by a former consultant of ours pursuant to a contractual obligation with that consultant, and we are registering 417,663 shares of our Common Stock issuable upon conversion of a convertible promissory note pursuant to the terms of such convertible promissory note.

We are registering the shares of Common Stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except as set forth above, in the table below and for the ownership of the shares of Common Stock, or prior investments in the Company, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling shareholders. The second column lists the number of shares of Common Stock beneficially owned by each selling shareholder, based on its ownership of Common Stock. The third column lists the shares of Common Stock being offered by this prospectus by the selling shareholders.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution,” following the table below.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After the Offering
Adam & Meredith Liebross (3)	238,095	78,976	159,119	*
Adam Liebross (2)	50,000	16,585	33,415	*
AGD, Inc. (2)	50,000	16,585	33,415	*
Alan Stahler (3)	480,000	159,216	320,784	*
Amy Black (2)	1,125,000	373,163	751,837	1.7%
Anil Narang (2)	100,000	33,170	66,830	*
Annslee Perego (7)	200,000	66,340	133,660	*
Ariel Maifredy Huetio Prieto (1)	450,000	149,265	300,735	*
Beechwood Ventures LLC (3)	100,000	33,170	66,830	*
Boru Enterprises, Inc. (4)	50,000	16,585	33,415	*
Brad Chauvin and Melissa B. Chauvin (3)	200,000	66,340	133,660	*
Bruce A. Frasco (9)	40,000	13,268	26,732	*
Chelsea Aronson Brescia (2)	250,000	82,925	167,075	*
Copans 2009 Revocable Trust (2)	50,000	16,585	33,415	*
CSW Ventures, LLP (11)	1,201,937	677,807	524,130	1.2%
Dale A. Weishuhn (9)	25,000	8,293	16,707	*
Denes Miklosne (2)	1,000,000	331,700	668,300	1.5%

29

Dennis Hartmann (10)	51,040	16,930	34,110		*
Elena Dubinska (19)	40,000	13,268	26,732		*
Emerging Growth Advisors, Inc. (4)	430,000	132,680	297,320		*
Emily Rose Muench (9)	100,000	33,170	66,830		*
Endalkachew Mersha (2)	350,000	116,095	233,905		*
Eric Stoppenhagen (1)	150,000	49,755	100,245		*
Esther Stahler Idev Grat (3)	100,000	33,170	66,830		*
Gordon Dixon (2)	5,000	1,659	3,341		*
Greg Cullen (5)	150,000	49,755	100,245		*
Harold A. Fuselier III (3)	200,000	66,340	133,660		*
High Louisiana Delta, LLC (9)	285,000	94,535	190,465		*
Humberto Guzman (3)	150,000	49,755	100,245		*
Integrity Media, Inc. (4)	30,000	9,951	20,049		*
Jacques Roy (7)	200,000	66,340	133,660		*
John Abroon (2)	125,000	41,463	83,537		*
John McCabe (7)	600,000	199,020	400,980		*
Joseph A. Tintari (9)	50,000	16,585	33,415		*
Joseph Eisenberger (9)	400,000	132,680	267,320		*
Julia Hewitt (2)	5,000	1,659	3,341		*
Kenneth Fong and Derek C. Fong (3)	24,000	7,961	16,039		*
Kris Hall (3)	100,000	33,170	66,830		*
Lakeside Partners, LLC (3)	100,000	33,170	66,830		*
Lee and Joanna Mendelson 2015 Revocable Trust (2)	100,000	33,170	66,830		*
Liebross 1986 Living Trust (2)	100,000	33,170	66,830		*
Liliana Pechene (1)	1,200,000	398,040	801,960		1.8%
Living Trust of M. Tsenter and J. Levin (2)	50,000	16,585	33,415		*
Madrone Capital Fund I, LLC (5)	2,166,667	718,683	1,447,984		3.3%
Mark Dodson (3)	100,000	33,170	66,830		*
Mark J. and Marsha A. Edelheit (2)	100,000	33,170	66,830		*
Marlon G. Perego (3)	100,000	33,170	66,830		*
Marseven Resources, LLC (9)	100,000	33,170	66,830		*
MG Buddies, LLC (9)	1,059,000	351,270	707,730		1.6%
Michael Webb (3)	20,000	6,634	13,366		*
Mitch Kove (3)	5,000	1,659	3,341		*
Patricia Farley (3)	100,000	33,170	66,830		*
Penmed LLC (5)	1,297,143	430,262	866,881		2.0%
Raben Education Trust (13)	200,000	66,340	133,660		*
Raul Pineda Veloza (6)	1,200,000	398,040	801,960		1.8%
Reinhold A. Bacher and Mario Ferlan (3)	50,000	16,585	33,415		*
Rimma Doubinskaia (2)	471,428	156,373	315,055		*
Rodolfo Caicedo Arias (1)	1,200,000	398,040	801,960		1.8%
Ruth Tekabe (3)	1,000	332	668		*
Shalom Maidenbaum (3)	300,000	99,510	200,490		*
Shane Castille (3)	50,000	16,585	33,415		*
SKG Capital, LLC (9)	200,000	66,340	133,660		*
Sky Ventures LLC (3)	200,000	66,340	133,660		*
Susan Casale (2)	125,000	41,463	83,537		*
The Capital Lending Resources, Inc Profit Sharing Trust Dated April 1, 1997 (9)	200,000	66,340	133,660		*
The Sanguine Group LLC (8)	1,253,493	415,783	837,710		1.9%
The Weiner-Scott Family Trust (2)	50,000	16,585	33,415		*
Theodore Deikel Revocable Trust UAD 10/24/89, as Amended (9)	400,000	132,680	267,320		*
Thomas J. Rathmann, Jr (9)	200,000	66,340	133,660		*
Timmothy R Randell (3)	60,000	19,902	40,098		*
Todd Denkin (2)	350,000	116,095	233,905		*
Venturetek L.P. (9)	200,000	66,340	133,660		*
William J. Gutierrez (2)	5,000	1,659	3,341		*
William M. Ellis III and Peggy B Ellis (3)	50,000	16,585	33,415		*
William Moore (2)	125,000	41,463	83,537		*
Woodman Management Corporation (1)(12)	1,985,000	1,985,000	-0	-	*
Yuly Dubinsky (2)	178,572	59,232	119,340		*

* Denotes less than 1%.

30

(1) This selling shareholder was a founder of OWP Ventures, and these shares of Common Stock were issued to the selling shareholder in the Merger in exchange for shares of common stock of OWP Ventures originally issued to the selling shareholder as a founder of OWP Ventures.

(2) This selling shareholder received shares of common stock of OWP Ventures in a transfer from a founder of OWP Ventures, and these shares of Common Stock were issued to the selling shareholder in the Merger in exchange for such shares of common stock of OWP Ventures.

(3) These shares of Common Stock were issued to the selling shareholder in the Merger in exchange for shares of common stock of OWP Ventures that were purchased by the selling shareholder from OWP Ventures in a private placement at a price of $0.50 per share (the “Ventures Private Placement”).

(4) These shares of Common Stock were issued to the selling shareholder for services provided to the Company.

(5) Consists of both shares of Common Stock purchased from the Company in the August 2019 Private Placement and shares of Common Stock issued to the selling shareholder in the Merger in exchange for shares of common stock of OWP Ventures that were purchased in the Ventures Private Placement.

(6) These shares of Common Stock were issued to the selling shareholder in the Merger in exchange for shares of common stock of OWP Ventures originally issued to the selling shareholder in exchange for shares of OWP Colombia.

(7) These shares of Common Stock were issued to the selling shareholder in the Merger in exchange for shares of common stock of OWP Ventures that were transferred to the selling shareholder by a transferor that acquired its shares of OWP Ventures in exchange for shares of OWP Colombia.

(8) These shares of Common Stock were issued to the selling shareholder in the Merger in exchange for shares of common stock of OWP Ventures originally issued to the selling shareholder upon conversion of $501,397 of convertible debt owed to the selling shareholder by OWP Ventures, consisting of $500,000 of principal and $1,397 of interest.

(9) These shares of Common Stock were purchased by the selling shareholder in the August 2019 Private Placement.

(10) These shares of Common Stock were issued to the selling shareholder upon the cashless exercise of options issued to the selling shareholder as a consultant to the Company.

(11) The shares of Common Stock beneficially held by CSW Ventures, LLP consist of (i) 784,274 shares of Common Stock issuable under a convertible promissory note dated as of November 30, 2018 issued by OWP Ventures to CSW Ventures (the “Ventures Note”), and (ii) 417,663 shares of Common Stock issuable under a convertible promissory note dated as of July 22, 2019 issued by the Company to CSW Ventures (the “Company Note”), in each case as of September 4, 2019. We are registering all of the shares currently issuable under the Company Note in accordance with the terms thereof, and approximately 33% of the shares of Common Stock currently issuable under the Ventures Note. David Weiner is the principal of CSW Ventures and is also the principal of Woodman Management Corp.

(12) These shares are being registered pursuant to the contractual terms of a consulting agreement with Woodman Management Corp. David Weiner is the principal of Woodman Management Corp., which is no longer providing services to the Company.

(13) Bruce Raben, one of our directors, is the Co-Trustee of this shareholder. These shares were acquired by this selling shareholder from one our service providers.

31

PLAN OF DISTRIBUTION

Each Selling Shareholder (the “Selling Shareholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

32

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

33

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon for us by Fox Rothschild LLP, 101 Park Avenue, New York, NY 10178.

EXPERTS

The audited consolidated balance sheets at December 31, 2018 and the audited consolidated statements of operations, shareholders’ (deficit) equity and cash flows for the period ended December 31, 2018 have been audited by M&K CPAS, PLLC, our independent registered public accounting firm. We have included these financial statements in this registration statement in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Common Stock. Applicable SEC rules may require us to update this prospectus in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information that we file with the SEC at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov, as well as our website at www.oneworldpharma.com. Information contained on our website does not constitute a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement, and certain statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. In addition, we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. To obtain all of the information that we filed with the SEC in connection herewith, we refer you to the registration statement, including its exhibits and schedules. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the date appearing on the front of the prospectus or prospectus supplement, as applicable.

34

INDEX TO FINANCIAL STATEMENTS

ONE WORLD PHARMA, INC. AND SUBSIDIARIES

Table of Contents

Page

Condensed Consolidated Balance Sheets as of June 30, 2019 (Unaudited) and December 31, 2018.	F-2

Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2019 and the Three Months Ended June 30, 2018 and the Period from Inception (March 27, 2018) to June 30, 2018 (Unaudited)	F-3

Consolidated Statement of Stockholders’ Equity for the Six Months Ended June 30, 2019 (Unaudited) and the Year Ended December 31, 2018	F-4

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2019 and the Period from Inception (March 27, 2018) to June 30, 2018 (Unaudited)	F-5

Notes to Condensed Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm – M&K CPAS PLLC	F-18

Consolidated Balance Sheet of OWP Ventures as of December 31, 2018	F-19

Consolidated Statement of Operations and Comprehensive Income of OWP Ventures for the period from inception (March 27, 2018) through December 31, 2018	F-20

Consolidated Statement of Stockholders’ Equity (Deficit) OWP Ventures for the year ended December 31, 2018	F-21

Consolidated Statement of Cash Flows OWP Ventures for the period from inception (March 27, 2018) through December 31, 2018	F-22

Notes to Financial Statements	F-23

F-1

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets

Current assets:
Cash	$212,385	$125,846
Other current assets	136,779	35,344
Inventory	24,978	-
Total current assets	374,142	161,190

Right-of-use asset	258,754	-
Security deposits	69,542	-
Fixed assets, net	713,932	356,439

Total Assets	$1,416,370	$517,629

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$175,129	$121,194
Accrued expenses	99,107	34,425
Current portion of lease liability	38,561	-
Convertible note payable	300,000	300,000
Advances from shareholders	307,141	514,141
Notes payable	200,000	200,000
Total current liabilities	1,119,938	1,169,760

Long-term lease liability	222,358	-

Total Liabilities	1,342,296	1,169,760

Stockholders’ Equity (Deficit):
Common stock, $0.001 par value, 75,000,000 shares authorized; 39,922,899 and 34,291,905 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	39,923	34,292
Additional paid-in capital	4,503,966	1,278,352
Subscriptions receivable, consisting of 6,012,500 shares at December 31, 2018	-	(602)
Accumulated other comprehensive loss	138,911	(4,090)
Accumulated (deficit)	(4,608,726)	(1,959,982)
	74,074	(652,030)
Noncontrolling Interest	-	(101)
Total Stockholders’ Equity (Deficit)	74,074	(652,131)

Total Liabilities and Stockholders’ Equity (Deficit)	$1,416,370	$517,629

See accompanying notes to financial statements.

F-2

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended	From Inception (March 27, 2018) to
	2019	2018	June 30, 2019	June 30, 2018

Revenue:	$-	$-	$-	$-

Operating expenses:
General and administrative	565,167	124,840	1,044,787	124,840
Professional fees	741,542	156,977	1,444,422	156,977
Total operating expenses	1,306,709	281,817	2,489,209	281,817

Operating loss	(1,306,709)	(281,817)	(2,489,209)	(281,817)

Other income (expense):
Loss on disposal of assets	(4,087)	-	(4,087)	-
Interest income	147	-	248	-
Interest expense	(14,579)	(1,801)	(155,696)	(1,801)
Total other expense	(18,519)	(1,801)	(159,535)	(1,801)

Net loss	$(1,325,228)	$(283,618)	$(2,648,744)	$(283,618)

Other comprehensive loss:
Gain on foreign currency translation	$151,288	$-	$143,001	$35,402

Net other comprehensive loss	$(1,173,940)	$(283,618)	$(2,505,743)	$(248,216)

Weighted average number of common shares outstanding - basic and fully diluted	39,922,899	29,777,996	38,779,975	29,410,501

Net loss per share - basic and fully diluted	$(0.03)	$(0.01)	$(0.06)	$(0.01)

See accompanying notes to financial statements.

F-3

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Accumulated			Total
			Additional		Other			Stockholders’
	Common Stock		Paid-In	Subscriptions	Comprehensive	Accumulated	Noncontrolling	Equity
	Shares	Amount	Capital	Receivable	Income (Loss)	Deficit	Interest	(Deficit)

Balance, March 27, 2018	-	$-	$-	$-	$-	$-	$-	$-

Consolidation of One World Pharma, Inc.	-	-	(349,420)	-	-	-	-	(349,420)

Common stock sold for cash	23,411,905	23,412	978,703	(602)	-	-	-	1,001,513

Common stock issued for services	680,000	680	284,920	-	-	-	-	285,600

Common stock issued for purchase of One World Pharma S.A.S.	10,200,000	10,200	152,709	-	-	-	-	162,909

Contributed capital	-	-	136,440	-	-	-	-	136,440

Beneficial conversion feature on convertible note	-	-	75,000	-	-	-	-	75,000

Loss on foreign currency translation	-	-	-	-	(4,090)	-	-	(4,090)

Net loss	-	-	-	-	-	(1,959,982)	(101)	(1,960,083)

Balance, December 31, 2018	34,291,905	$34,292	$1,278,352	$(602)	$(4,090)	$(1,959,982)	$(101)	$(652,131)

Cash received on subscriptions receivable of OWP Ventures, Inc.	-	-	-	602	-	-	-	602

Common stock of OWP Ventures, Inc. sold for cash	3,900,000	3,900	1,946,100	-	-	-	-	1,950,000

Issuance of common stock of OWP Ventures, Inc. on debt conversion	1,253,493	1,253	500,144	-	-	-	-	501,397

Common stock issued for services, OWP Ventures, Inc.	30,000	30	14,970	-	-	-	-	15,000

Amortization of common stock options issued for services, OWP Ventures, Inc.	-	-	88,297	-	-	-	-	88,297

Exchange of OWP Ventures, Inc. shares for One World Pharma, Inc. shares (1:1)	1,322,501	1,323	(10,730)	-	-	-	101	(9,306)

Common stock cancelled pursuant to merger with OWP Ventures, Inc.	(875,000)	(875)	875	-	-	-	-	-

Amortization of common stock options issued for services	-	-	560,958	-	-	-	-	560,958

Beneficial conversion feature on convertible note	-	-	125,000	-	-	-	-	125,000

Gain on foreign currency translation	-	-	-	-	143,001	-	-	143,001

Net loss	-	-	-	-	-	(2,648,744)	-	(2,648,744)

Balance, June 30, 2019 (Unaudited)	39,922,899	$39,923	$4,503,966	$-	$138,911	$(4,608,726)	$-	$74,074

See accompanying notes to financial statements.

F-4

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	For the Six	From Inception
	Months Ended	(March 27, 2018) to
	June 30, 2019	June 30, 2018
Cash flows from operating activities
Net loss	$(2,648,744)	$(283,618)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	5,005	103
Loss on disposal of fixed assets	4,087
Debt discounts	125,000	-
Stock-based compensation	15,000	-
Amortization of options issued for services	649,255	-
Decrease (increase) in assets:
Other current assets	(110,741)	-
Inventory	(24,978)	-
Right-of-use assets	(258,754)	-
Security deposits	(69,542)	(13,092)
Increase (decrease) in liabilities:
Accounts payable	53,935	7,957
Accrued expenses	66,079	2,753
Lease liability	260,919	-
Net cash used in operating activities	(1,933,479)	(285,897)

Cash flows from investing activities
Purchase of fixed assets	(366,585)	(11,585)
Net cash used in investing activities	(366,585)	(11,585)

Cash flows from financing activities
Proceeds from convertible note payable	500,000	-
Proceeds from shareholders	-	207,000
Repayment of advances from shareholders	(207,000)	-
Proceeds from subscriptions receivable	602	-
Proceeds from sale of common stock	1,950,000	500,000
Net cash provided by financing activities	2,243,602	707,000

Effect of exchange rate changes on cash	143,001	35,402

Net increase in cash	86,539	444,920
Cash - beginning	125,846	-
Cash - ending	$212,385	$444,920

Supplemental disclosures:
Interest paid	$14,965	$-
Income taxes paid	$-	$-

Non-cash investing and financing transactions:
Fair value of net assets acquired in merger	$9,306	$-
Value of shares issued for conversion of debt	$501,397	$-
Beneficial conversion feature	$125,000	$-

See accompanying notes to financial statements.

F-5

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 – Nature of Business and Significant Accounting Policies

Nature of Business

One World Pharma, Inc. (formerly Punto Group, Corp.) was incorporated in Nevada on September 2, 2014. On February 21, 2019, One World Pharma, Inc. (“One World Pharma,” the “Company,” “we,” “our” or “us”) entered into an Agreement and Plan of Merger with OWP Merger Subsidiary, Inc., our wholly-owned subsidiary, and OWP Ventures, Inc. (“OWP Ventures”), which is the parent company of One World Pharma SAS, a Colombian company (“OWP Colombia”). Pursuant to the Merger Agreement, we acquired OWP Ventures (and indirectly, OWP Colombia) by the merger of OWP Merger Subsidiary with and into OWP Ventures, with OWP Ventures being the surviving entity as our wholly-owned subsidiary (the “Merger”). As a result of the Merger (a) holders of the outstanding capital stock of OWP Ventures received an aggregate of 39,475,398 shares of our Common Stock; (b) options to purchase 825,000 shares of common stock of OWP Ventures at an exercise price of $0.50 automatically converted into options to purchase 825,000 shares of our Common Stock at an exercise price of $0.50; (c) the outstanding principal and interest under a $300,000 convertible note issued by OWP Ventures became convertible, at the option of the holder, into shares of our Common Stock at a conversion price equal to the lesser of $0.424 per share or 80% of the price we sell our Common Stock in a future “Qualified Offering”; (d) 875,000 shares of our Common Stock owned by OWP Ventures prior to the Merger were cancelled; and (e) OWP Ventures’ chief operating officer became our chief operating officer and two of OWP Ventures’ directors became members of our board of directors. The Company’s headquarters are located in Las Vegas, Nevada, and all of its customers are expected to be outside of the United States. On January 10, 2019, the Company changed its name from Punto Group, Corp. to One World Pharma, Inc.

OWP Ventures is a holding company formed in Delaware on March 27, 2018 to enter and support the cannabis industry, and on May 30, 2018, it acquired OWP Colombia. OWP Colombia is a licensed cannabis cultivation, production and distribution (export) company located in Popayán, Colombia (nearest major city is Cali). We plan to be a producer of raw cannabis and hemp plant ingredients for both medical and industrial uses across the globe. We have received licenses to cultivate, produce and distribute the raw ingredients of the cannabis and hemp plant for medicinal, scientific and industrial purposes. Specifically, we are one of the only companies in Colombia to receive seed, cultivation, extraction and export licenses from the Colombian government. Currently, we own approximately 30 acres and have a covered greenhouse built specifically to cultivate high-grade cannabis and hemp. In addition, we have entered into agreements with local farming co-operatives that include small farmers and indigenous tribe members, under which they will cultivate cannabis on up to approximately 140 acres of land using our seeds and propagation techniques, and sell their harvested products to us on an exclusive basis. We planted our first crop of cannabis in 2018, which we began harvesting in the first quarter of 2019 for the purpose of further research and development activities and quality control testing of the cannabis we have produced. To date, we have not yet generated any revenues from our activities.

The Merger was accounted for as a reverse merger (recapitalization) with OWP Ventures deemed to be the accounting acquirer. Accordingly, the financial statements included in this Quarterly Report on Form 10-Q reflect the historical operations of OWP Ventures and its wholly-owned subsidiary OWP SAS prior to the Merger, and that of the combined company following the Merger. The historical financial information for One World Pharma, Inc. (formerly Punto Group Corp.) prior to the Merger has been omitted.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and the rules of the Securities and Exchange Commission (SEC). Intercompany accounts and transactions have been eliminated.

The unaudited condensed consolidated financial statements of the Company and the accompanying notes included in this Quarterly Report on Form 10-Q are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the Condensed Consolidated Financial Statements have been included. Such adjustments are of a normal, recurring nature. The Condensed Consolidated Financial Statements, and the accompanying notes, are prepared in accordance with GAAP and do not contain certain information included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Current Report on Form 8-K with respect to the Merger originally filed with the SEC on February 25, 2019, as amended and restated on July 12, 2019. The interim Condensed Consolidated Financial Statements should be read in conjunction with that Annual Report on Form 10-K and Current Report on Form 8-K. Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year.

F-6

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the following entities, all of which were under common control and ownership at June 30, 2019:

State of
Name of Entity	Incorporation	Relationship
One World Pharma, Inc.(1)	Nevada	Parent
OWP Ventures, Inc.(2)	Delaware	Subsidiary
One World Pharma S.A.S.(3)	Colombia	Subsidiary

(1)Holding company in the form of a corporation.

(2)Holding company in the form of a corporation and wholly-owned subsidiary of One World Pharma, Inc.

(3)Wholly-owned subsidiary of OWP Ventures, Inc. since May 30, 2018, located in Colombia and legally constituted as a simplified stock company registered in the Chamber of Commerce of Bogotá on July 18, 2017. Its headquarters are located in Bogotá.

The consolidated financial statements herein contain the operations of the wholly-owned subsidiaries listed above. The Company’s headquarters are located in Las Vegas, Nevada and substantially all of its production efforts are within Popayán, Colombia.

Foreign Currency Translation

The functional currency of the Company is Columbian Peso (COP). The Company has maintained its financial statements using the functional currency, and translated those financial statements to the US Dollar (USD) throughout this report. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

Comprehensive Income

The Company has adopted ASC 220, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses reported on the balance sheets are estimated by management to approximate fair value primarily due to the short term nature of the instruments.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in Columbia, and all highly-liquid investments with original maturities of three months or less at the time of purchase. We have not held any cash equivalents to date.

F-7

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Cash in Excess of FDIC Insured Limits

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000, under current regulations. The Company didn’t have any amounts in excess of FDIC insured limits at June 30, 2019, and has not experienced any losses in such accounts.

Revenue Recognition

The Company has adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the sale of commercial sales of products, licensing agreements and contracts. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition.

There was no impact on the Company’s financial statements as a result of adopting ASC 606 for the six months ended June 30, 2019, or the year ended December 31, 2018.

Inventory

Inventories are stated at the lower of cost or market. Cost is determined on a standard cost basis that approximates the first-in, first-out (FIFO) method. Market is determined based on net realizable value. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value. Our cannabis products consist of cannabis flower grown in-house, along with produced extracts.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718) and Equity-Based Payments to Non-employees pursuant to ASC 505-50 (ASC 505-50). All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date at which a commitment for performance by the counterparty to earn the equity instruments is reached because of sufficiently large disincentives for nonperformance.

Basic and Diluted Loss Per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Adoption of New Accounting Standards and Recently Issued Accounting Pronouncements

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The new guidance is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The guidance permits entities to reclassify tax effects stranded in Accumulated Other Comprehensive Income as a result of tax reform to retained earnings. This new guidance is effective for annual and interim periods in fiscal years beginning after December 15, 2018. Early adoption is permitted in annual and interim periods and can be applied retrospectively or in the period of adoption. The Company is currently in the process of evaluating the impact of adoption on its financial statements.

F-8

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when a change to the terms or conditions of a share-based payment award must be accounted for as a modification. The new guidance requires modification accounting if the fair value, vesting condition or the classification of the award is not the same immediately before and after a change to the terms and conditions of the award. The new guidance is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its financial statements.

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize the rights and obligations created by leases on the balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-11, Targeted Improvements, ASU No. 2018-10, Codification Improvements to Topic 842, and ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations.

The new standard became effective January 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. The Company adopted the new standard on January 1, 2019 using the modified retrospective transition approach as of the effective date of the initial application. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. The new standard provides a number of optional practical expedients in transition. The Company elected the “package of practical expedients”, which permits entities not to reassess under the new lease standard prior conclusions about lease identification, lease classification and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements.

The most significant effects of the adoption of the new standard relate to the recognition of new ROU assets and lease labilities on our balance sheet for office operating leases and providing significant new disclosures about our leasing activities.

The new standard also provides practical expedients for an entity’s ongoing accounting. The Company has also elected the short-term leases recognition exemption for all leases that qualify. This means that the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets and lease liabilities, for existing short-term leases of those assets in transition. The Company also currently expects to elect the practical expedient to not separate lease and non-lease components for its leases. The new standard did not have a material impact.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate. The standard requires that an entity recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted the new standard to be effective upon inception. We have completed an initial evaluation of the potential impact from adopting the new standard, including a detailed review of performance obligations for all material revenue streams. Based on this initial evaluation, adoption does not have a material impact on our financial position, results of operations, or cash flows. Related disclosures have been expanded in line with the requirements of the standard.

There are no other recently issued accounting pronouncements that the Company has yet to adopt that are expected to have a material effect on its financial position, results of operations, or cash flows.

F-9

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 –Going Concern

As shown in the accompanying condensed consolidated financial statements as of June 30, 2019, the Company has cash on hand of $212,385, a working capital deficit of $745,796 and an accumulated deficit of $4,608,726, and the Company’s cash on hand may not be sufficient to sustain operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is actively pursuing its cannabis cultivation activities and expects to begin revenue generating export operations in the first quarter of 2020. In addition, the Company is currently seeking additional sources of capital to fund short term operations. Management believes these factors will contribute toward achieving profitability. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The condensed consolidated financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. These financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Reverse Merger

On February 21, 2019, One World Pharma, Inc. entered into an Agreement and Plan of Merger with OWP Merger Subsidiary, Inc., our wholly-owned subsidiary, and OWP Ventures, which is the parent company of OWP Colombia. Pursuant to the Merger Agreement, we acquired OWP Ventures (and indirectly, OWP Colombia) by the merger of OWP Merger Subsidiary with and into OWP Ventures, with OWP Ventures being the surviving entity as our wholly-owned subsidiary. As a result of the Merger (a) holders of the outstanding capital stock of OWP Ventures received an aggregate of 39,475,398 shares of our Common Stock; (b) options to purchase 825,000 shares of common stock of OWP Ventures at an exercise price of $0.50 automatically converted into options to purchase 825,000 shares of our Common Stock at an exercise price of $0.50; (c) the outstanding principal and interest under a $300,000 convertible note issued by OWP Ventures became convertible, at the option of the holder, into shares of our Common Stock at a conversion price equal to the lesser of $0.424 per share or 80% of the price we sell our Common Stock in a future “Qualified Offering”; (d) 875,000 shares of our Common Stock owned by OWP Ventures prior to the Merger were cancelled; and (e) OWP Ventures’ chief operating officer became our chief operating officer and two of OWP Ventures’ directors became members of our board of directors.

Note 4 – Related Party Transactions

Repayment and Exchanges of Advances from Shareholders

A total of $207,000 of demand notes owed to our CEO was repaid over various dates from March of 2019 through May of 2019.

On various dates between October 25, 2018 and November 23, 2018, our CEO advanced funds to the Company totaling $307,141 under short-term unsecured demand loans, bearing interest at 6% per annum. On February 13, 2019, these promissory notes were exchanged for an amended and restated promissory note in the principal amount of $307,141 that bears interest at 6% and is payable upon the earlier of (i) a public or private offering of our equity securities, resulting in gross proceeds of at least $5,000,000, or (ii) February 13, 2022.

F-10

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 5 – Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has certain financial instruments that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following schedule summarizes the valuation of financial instruments at fair value on a recurring basis in the balance sheet as of June 30, 2019 and December 31, 2018, respectively:

	Fair Value Measurements at June 30, 2019
	Level 1	Level 2	Level 3
Assets
Cash	$212,385	$-	$-
Right-of-use asset	-	258,754	-
Total assets	212,385	258,754	-
Liabilities
Convertible note payable	-	-	300,000
Advances from shareholders	-	307,141	-
Notes payable	-	-	200,000
Lease liability	-	260,919	-
Total liabilities	-	(568,060)	(500,000)
	$212,385	$(309,306)	$(500,000)

	Fair Value Measurements at December 31, 2018
	Level 1	Level 2	Level 3
Assets
Cash	$125,846	$-	$-
Total assets	125,846	-	-
Liabilities
Convertible note payable	-	-	300,000
Advances from shareholders	-	514,141	-
Notes payable	-	-	200,000
Total liabilities	-	(514,141)	(500,000)
	$125,846	$(514,141)	$(500,000)

There were no transfers of financial assets or liabilities between Level 1, Level 2 and Level 3 inputs for the six months ended June 30, 2019 or the year ended December 31, 2018.

F-11

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 6 – Other Current Assets

Other current assets included the following as of June 30, 2019 and December 31, 2018, respectively:

	June 30, 2019	December 31, 2018
Security deposit	$4,518	$4,494
Prepaid expenses	67,350	30,850
Other receivables	64,911	-
Total	$136,779	$35,344

Note 7 – Fixed Assets

Fixed assets consist of the following at June 30, 2019 and December 31, 2018, respectively:

	June 30, 2019	December 31, 2018
Land	$179,731	$-
Office equipment	23,469	18,314
Furniture and fixtures	32,216	23,595
Software	17,654	-
Equipment and machinery	310,919	-
Construction in progress	156,909	316,491
	720,898	358,400
Less: accumulated depreciation	(6,966)	(1,961)
Total	$713,932	$356,439

Construction in progress consists of equipment and capital improvements on the Popayán farm that have not yet been placed in service.

Depreciation and amortization expense totaled $5,005 and $103 for the six months ended June 30, 2019 and June 30, 2018, respectively.

Note 8 – Accrued Expenses

Accrued expenses consisted of the following at June 30, 2019 and December 31, 2018, respectively:

	June 30, 2019	December 31, 2018
Accrued payroll	$53,681	$6,327
Accrued withholding taxes	6,232	6,387
Accrued ICA fees and contributions	11,936	8,514
Accrued interest	27,258	12,924
Deferred rent obligations	-	273
	$99,107	$34,425

F-12

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 9 – Convertible Note Payable

Convertible note payable consists of the following at June 30, 2019 and December 31, 2018, respectively:

	June 30, 2019	December 31, 2018

On November 30, 2018, the Company received proceeds of $300,000 on a secured convertible note that carries a 6% interest rate from CSW Ventures, LP (“CSW”). The proceeds were used to fund the Company’s purchase of 875,000 shares of common stock, on a 1:4 split adjusted basis, of One World Pharma, Inc. The Note is due on demand. In the event that the Company consummates the closing of a public or private offering of its equity securities, resulting in gross proceeds of at least $500,000 (“Qualified Financing”) at any time prior to the repayment of this note, then the outstanding principal and unpaid interest may, at the option of the holder, be converted into such equity securities at a conversion price equal to eighty percent (80%) of the purchase price paid by the investors purchasing the equity securities in the Qualified Financing. The Company’s obligations under this Note are secured by a lien on the assets of the Company.	$300,000	$300,000

On January 14, 2019, the Company received proceeds of $500,000 on an unsecured convertible promissory note that carries a 6% interest rate from The Sanguine Group LLC. The Note was due January 14, 2022. In the event that the Company consummated the closing of a public or private offering of its equity securities, resulting in gross proceeds of at least $500,000 (“Qualified Financing”) at any time prior to the repayment of this note, then the outstanding principal and unpaid interest would automatically be converted into such equity securities at a conversion price equal to the lesser of (i) eighty percent (80%) of the purchase price paid by the investors purchasing the equity securities in the Qualified Financing, or (ii) $0.424 per share. The Company’s obligations under this Note were secured by a lien on the assets of the Company. A Qualified Financing subsequently occurred on February 4, 2019, at which time the principal and interest were converted into 1,253,493 shares of the Company’s common stock.	-	-
Less: unamortized debt discounts	-	-
Convertible note payable	$300,000	$300,000

In addition, the Company recognized and measured the embedded beneficial conversion feature present in the convertible notes by allocating a portion of the proceeds equal to the intrinsic value of the feature to additional paid-in-capital. The intrinsic value of the feature was calculated on the commitment date using the effective conversion price of the convertible notes. This intrinsic value is limited to the portion of the proceeds allocated to the convertible debt.

The aforementioned accounting treatment resulted in a total debt discount equal to $125,000 and $75,000 for the six months ended June 30, 2019 and the year ended December 31, 2018, respectively. The Company recorded finance expense in the amount of $125,000 for the six months ended June 30, 2019.

The convertible note limits the maximum number of shares that can be owned by the note holder as a result of the conversions to common stock to 4.99% of the Company’s issued and outstanding shares.

The Company recorded interest expense pursuant to the stated interest rates on the convertible notes in the amount of $10,323 and $125,000 of interest expense related to the debt discount for the six months ended June 30, 2019.

F-13

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 10 – Advances from Shareholders

Advances from shareholders consist of the following at June 30, 2019 and December 31, 2018, respectively:

	June 30, 2019	December 31, 2018

On various dates between May 3, 2018 and November 23, 2018, our CEO advanced short-term unsecured demand loans, bearing interest at 6% per annum, of an aggregate $514,141 to the Company, as follows: $10,000 – May 3, 2018 $100,000 – May 3, 2018 $82,000 – May 14, 2018 $15,000 – May 29, 2018 $57,141 – October 25, 2018 $100,000 – October 30, 2018 $50,000 – November 9, 2018 $50,000 – November 21, 2018 $50,000 – November 23, 2018 A total of $207,000 was repaid over various dates from March of 2019 through May of 2019, and $307,141 was exchanged for the note described below.	$-	$514,141

On February 13, 2019, a total of $307,141 of the advances from our CEO received from October 25, 2018 to November 23, 2018, as shown above, were exchanged for an amended and restated promissory note in the principal amount of $307,141 (the “Amended Note”). The Amended Note bears interest at 6% and is payable upon the earlier of (i) a public or private offering of our equity securities, resulting in gross proceeds of at least $5,000,000, or (ii) February 13, 2022.	307,141	-

Total advances from shareholders	$307,141	$514,141

The Company recorded interest expense in the amount of $12,457 for the six months ended June 30, 2019.

Note 11 – Notes Payable

Notes payable consists of the following at June 30, 2019 and December 31, 2018, respectively:

	June 30, 2019	December 31, 2018

On December 26, 2018, the Company received proceeds of $100,000 from CSW on an unsecured promissory note due on demand that carries a 6% interest rate.	$100,000	$100,000

On November 26, 2018, the Company received proceeds of $100,000 from CSW on an unsecured promissory note due on demand that carries a 6% interest rate.	100,000	100,000

Total notes payable	$200,000	$200,000

The Company recorded interest expense in the amount of $5,951 for the six months ended June 30, 2019.

The Company recognized interest expense for the six months ended June 30, 2019 and the period from inception (March 27, 2018) to June 30, 2018, respectively, as follows:

	June 30, 2019	June 30, 2018

Interest on convertible notes	$10,323	$-
Interest on advances from shareholders	12,457	1,761
Interest on notes payable	5,951	-
Amortization of beneficial conversion features	125,000	-
Interest on accounts payable	1,965	40
Total interest expense	$155,696	$1,801

F-14

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 12 – Leases

The Company’s corporate offices are within leased facilities. The Company doesn’t have any other office or equipment leases subject to the recently adopted ASU 2016-02. This real property lease contains a one-time renewal option for an additional 36 months. In the locations in which it is economically feasible to continue to operate, management expects that lease options will be exercised. The office lease contains provisions requiring payment of property taxes, utilities, insurance, maintenance and other occupancy costs applicable to the leased premise. As the Company’s lease does not provide an implicit discount rate, the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments.

The components of lease expense were as follows:

For the Six Months Ended
June 30, 2019
Finance lease cost:
Amortization of assets	$19,971
Interest on lease liabilities	9,158
Total lease cost	$29,129

Supplemental balance sheet information related to leases were as follows:

June 30, 2019
Finance lease:
Right-of-use asset	$278,725
Accumulated amortization	(19,971)
Right-of-use asset, net	$258,754

Current portion of finance lease liability	$38,561
Long-term finance lease liability	222,358
Total finance lease liability	$260,919

Weighted average remaining lease term:
Operating leases	N/A
Finance leases	5.5 years

Weighted average discount rate:
Operating leases	N/A
Finance leases	6.75%

Supplemental cash flow and other information related to leases was as follows:

For the Six Months Ended
June 30, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used for finance leases	$26,964

Leased assets obtained in exchange for lease liabilities:
Total operating lease liabilities	$-
Total finance lease liabilities	$260,919

F-15

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company’s maturities of lease liabilities under finance leases as of June 30, 2019 are as follows:

Finance
Leases

2019	$27,234
2020	55,824
2021	57,498
2022	59,223
2023	61,000
Thereafter	51,957
Total	312,876
Less interest	56,461
Present value of lease liabilities	260,919
Less current portion	38,561
Long-term lease liabilities	$222,358

There were no operating leases as of June 30, 2019.

Note 13 – Changes in Stockholders’ Equity

One World Pharma is authorized to issue an aggregate of 75,000,000 shares of common stock with a par value of $0.001. As of June 30, 2019, there were 39,922,899 shares of common stock issued and outstanding. The par value of OWP Ventures’ common stock was $0.0001 per share. The par value presented for OWP Ventures’ transactions have been retroactively adjusted to reflect the par value of One World Pharma in this Quarterly Report on Form 10-Q.

Reverse Stock Split

On January 10, 2019, One World Pharma, Inc. effected a 1-for-4 reverse stock split. No fractional shares were issued, and no cash or other consideration was paid in connection with the Reverse Stock Split. Instead, the Company issued one whole share of the post-Reverse Stock Split common stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split. One World Pharma, Inc. was authorized to issue 75,000,000 shares of common stock prior to the Reverse Stock Split, which remains unaffected. The Reverse Stock Split did not have any effect on the stated par value of the common stock. Unless otherwise stated, all share and per share information in this Quarterly Report on Form 10-Q has been retroactively adjusted to reflect the Reverse Stock Split.

Cash Received on Subscriptions Receivable

On various dates between January 30, 2019 and February 5, 2019, the Company received $602 from two of the Company’s founders for sales of common stock of OWP Ventures during 2018 at $0.001 per share on subscriptions receivable.

Common Stock Sales

On various dates between January 3, 2019 and February 19, 2019, the Company sold an aggregate 3,900,000 shares of common stock of OWP Ventures at $0.50 per share for total proceeds of $1,950,000.

Common Stock Issued for Debt Conversion

On February 4, 2019, a total of 1,253,493 shares of common stock of OWP Ventures were issued pursuant to the conversion of $501,397 of convertible debt owed to The Sanguine Group LLC, consisting of $500,000 of principal and $1,397 of interest.

Common Stock Issued for Services

On February 18, 2019, the Company issued 30,000 shares of common stock of OWP Ventures to a consultant for services. The total fair value of the common stock was $15,000 based recent independent third-party sales at $0.50 per share.

F-16

ONE WORLD PHARMA, INC.

(Formerly Punto Group, Corp.)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Common Stock Options Issued for Services

On February 8, 2019, the Company awarded cashless options to a service provider to acquire up to 100,000 shares of common stock, exercisable at $0.50 per share over a thirty-six (36) month period from the origination date. The options vest as to (i) 8,333 shares on the 8th day of each subsequent month for the following eleven months, and (ii) 8,337 shares on the one-year anniversary of the effective date.

On February 8, 2019, the Company awarded cashless options to one of our directors to acquire up to 125,000 shares of common stock, exercisable at $0.50 per share over a thirty-six (36) month period from the origination date. The options vest as to (i) 10,416 shares on the 8th day of each subsequent month for the following eleven months, and (ii) 10,424 shares on the one-year anniversary of the effective date.

On January 28, 2019, the Company awarded cashless options to a service provider to acquire up to 500,000 shares of common stock, exercisable at $0.50 per share over a thirty-six (36) month period from the origination date. The options vest as to (i) 41,666 shares on the 8th day of each subsequent month for the following eleven months, and (ii) 41,674 shares on the one-year anniversary of the effective date.

On January 28, 2019, the Company awarded cashless options to a service provider to acquire up to 100,000 shares of common stock, exercisable at $0.50 per share over a thirty-six (36) month period from the origination date. The options vest as to (i) 8,333 shares on the 8th day of each subsequent month for the following eleven months, and (ii) 8,337 shares on the one-year anniversary of the effective date.

On October 24, 2018, the Company issued 50,000 shares of common stock to a consultant in settlement for services. The total fair value of the common stock was $21,000 based recent independent third-party sales at $0.42 per share.

A total of $560,958 was expensed during the six months ending June 30, 2019 pursuant to the options issued for services.

Common Stock Issued for Share Exchange

On February 21, 2019, One World Pharma acquired OWP Ventures in the Merger. As a result of the Merger (a) holders of the outstanding capital stock of OWP Ventures received an aggregate of 39,475,398 shares of our Common Stock; (b) the options described above to purchase 825,000 shares of common stock of OWP Ventures at an exercise price of $0.50 automatically converted into options to purchase 825,000 shares of our Common Stock at an exercise price of $0.50; (c) the outstanding principal and interest under a $300,000 convertible note issued by OWP Ventures became convertible, at the option of the holder, into shares of our Common Stock at a conversion price equal to the lesser of $0.424 per share or 80% of the price we sell our Common Stock in a future “Qualified Offering”; and (d) 875,000 shares of our Common Stock owned by OWP Ventures prior to the Merger were cancelled.

Note 14 – Income Taxes

The Company accounts for income taxes under FASB ASC 740-10, which requires use of the liability method. FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

For the six months ended June 30, 2019 and the year ended December 31, 2018, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At June 30, 2019, the Company had approximately $3,681,600 of federal net operating losses. The net operating loss carry forwards, if not utilized, will begin to expire in 2038.

Based on the available objective evidence, including the Company’s history of its loss, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at June 30, 2019 and December 31, 2018, respectively.

In accordance with FASB ASC 740, the Company has evaluated its tax positions and determined there are no uncertain tax positions.

Note 15 – Subsequent Events

Common Stock Exchanged for Debt, Officer

On September 4, 2019, the Company’s CEO purchased 400,000 shares of common stock at a price of $0.50 per share. The consideration for such shares was paid by the cancellation of $200,000 of outstanding indebtedness of the Company to the CEO under a promissory note, dated February 13, 2019.

Common Stock Sales

On various dates between July 18, 2019 and September 4, 2019, the Company sold an aggregate of 4,109,000 shares of common stock at a price of $0.50 per share for total cash proceeds of $2,054,500.

Common Stock Options Exercised

On August 28, 2019, a total of 51,040 shares of common stock were issued upon exercise on a cashless basis of options to purchase 58,331 shares of common stock at a price $0.50 per share.

Debt Exchange

On July 22, 2019, the Company exchanged two outstanding demand notes bearing 6% interest (See Note 11), in the aggregate amount of $207,332, consisting of $200,000 of principal and $7,332 of accrued interest, for a convertible promissory note in the principal amount of $207,332, bearing 6% interest, due on demand and convertible into common stock at a fixed conversion price of $0.50 per share.

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of OWP Ventures, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of OWP Ventures, Inc. (the Company) for the period from inception (March 27, 2018) to December 31, 2018, and the related consolidated statement of operations, comprehensive income, stockholders’ equity, and consolidated cash flows for the period from inception (March 27, 2018) to December 31, 2018, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from inception (March 27, 2018) to December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Managements plans regarding those matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2018.

Houston, TX

April 29, 2019

F-18

OWP VENTURES, INC.

CONSOLIDATED BALANCE SHEET

December 31,
2018
Assets

Current assets:
Cash	$125,846
Other current assets	35,344
Total current assets	161,190

Fixed assets, net	356,439

Total Assets	$517,629

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$121,194
Accrued expenses	34,425
Convertible note payable	300,000
Advances from shareholders	514,141
Notes payable	200,000
Total current liabilities	1,169,760

Total Liabilities	1,169,760

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; no shares issued and outstanding	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 34,291,905 shares issued and outstanding	3,429
Additional paid-in capital	1,309,215
Subscriptions receivable, consisting of 6,012,500 shares	(602)
Accumulated other comprehensive loss	(4,090)
Accumulated (deficit)	(1,959,982)
(652,030)
Noncontrolling Interest	(101)
Total Stockholders’ Equity (Deficit)	(652,131)

Total Liabilities and Stockholders’ Equity (Deficit)	$517,629

The accompanying notes are an integral part of these financial statements.

F-19

OWP VENTURES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

From Inception
(March 27, 2018) to
December 31, 2018

Revenue:	$-

Expenses:
General and administrative	903,913
Professional fees	917,936
Bad debts expense	50,000
Total operating expenses	1,871,849

Operating loss	(1,871,849)

Other expense:
Interest expense	(88,234)
Total other expense	(88,234)

Net loss	$(1,960,083)
Less: Net loss attributable to the noncontrolling interest	101
Net loss attributable to OWP Ventures, Inc.	$(1,959,982)

Other comprehensive income:
Loss on foreign currency translation	$(4,090)

Net other comprehensive loss	$(1,964,072)

Weighted average number of common shares outstanding - basic and fully diluted	31,992,168

Net loss per share - basic and fully diluted	$(0.06)

The accompanying notes are an integral part of these financial statements.

F-20

OWP VENTURES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Accumulated			Total
	Common Stock		Additional Paid-In	Subscriptions	Other Comprehensive	Accumulated	Noncontrolling	Stockholders’ Equity
	Shares	Amount	Capital	Receivable	Income (Loss)	Deficit	Interest	(Deficit)

Balance, March 27, 2018	-	$-	$-	$-	$-	$-	$-	$-

Consolidation of One World Pharma, Inc.	-	-	(349,420)	-	-	-	-	(349,420)

Common stock sold for cash	23,411,905	2,341	999,774	(602)	-	-	-	1,001,513

Common stock issued for services	680,000	68	285,532	-	-	-	-	285,600

Common stock issued for purchase of One World Pharma S.A.S.	10,200,000	1,020	161,889	-	-	-	-	162,909

Contributed capital	-	-	136,440	-	-	-	-	136,440

Beneficial conversion feature on convertible note	-	-	75,000	-	-	-	-	75,000

Loss on foreign currency translation	-	-	-	-	(4,090)	-	-	(4,090)

Net loss	-	-	-	-	-	(1,959,982)	(101)	(1,960,083)

Balance, December 31, 2018	34,291,905	$3,429	$1,309,215	$(602)	$(4,090)	$(1,959,982)	$(101)	$(652,131)

The accompanying notes are an integral part of these financial statements.

F-21

OWP VENTURES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

From Inception
(March 27, 2018) to
December 31, 2018
Cash flows from operating activities
Net loss	$(1,959,982)
Minority interest in net loss	(101)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debts expense	50,000
Depreciation and amortization expense	1,961
Debt discount amortization	75,000
Stock issued for services	285,600
Decrease (increase) in assets:
Other current assets	131,488
Increase (decrease) in liabilities:
Accounts payable	123,870
Accrued expenses	23,667
Net cash used in operating activities	(1,268,497)

Cash flows from investing activities
Cash acquired in One World Pharma, Inc. investment	4,739
Investment in note receivable	(50,000)
Investment in One World Pharma, Inc.	(350,000)
Purchase of fixed assets	(358,400)
Net cash used in investing activities	(753,661)

Cash flows from financing activities
Proceeds from convertible note payable	300,000
Proceeds from advances from shareholders	514,141
Proceeds from notes payable	200,000
Proceeds from contributed capital	136,440
Proceeds from sale of common stock	1,001,513
Net cash provided by financing activities	2,152,094

Effect of exchange rate changes on cash	(4,090)

Net increase (decrease) in cash	125,846
Cash - beginning	-
Cash - ending	$125,846

Supplemental disclosures:
Interest paid	$310
Income taxes paid	$-

Non-cash financing transactions:
Beneficial conversion feature	$75,000

The accompanying notes are an integral part of these financial statements.

F-22

OWP VENTURES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 – Nature of Business and Significant Accounting Policies

Nature of Business

OWP Ventures, Inc. was incorporated in Delaware on March 27, 2018. OWP Ventures, Inc. and its subsidiary (“OWP,” the “Company,” “we,” “our” or “us”) is a holding company formed to enter and support the cannabis industry. Through its subsidiary, One World Pharma S.A.S (“OWP SAS”), a licensed cannabis cultivation, production and distribution (export) company located in Popayán, Colombia (nearest major city is Cali) plans to be a global leader in the distribution of medical cannabis and cannabis extracts for medical and scientific purposes, which includes manufacture, acquisition in any capacity, import, export, storage, transportation, marketing, and distribution of psychoactive and non-psychoactive cannabis derivatives.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and the rules of the Securities and Exchange Commission (SEC). The Company has adopted a December 31 year-end.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the following entities, all of which were under common control and ownership at December 31, 2018:

State of
Name of Entity	Incorporation	Relationship
OWP Ventures, Inc.(1)	Delaware	Parent
One World Pharma, Inc.(2)	Nevada	Subsidiary
One World Pharma S.A.S.(3)	Colombia	Subsidiary

(1)	Holding company in the form of a corporation as of December 31, 2018.
(2)	Subsidiary as of December 31, 2018, following November 22, 2018 purchase of 66.2% of the issued and outstanding shares of One World Pharma, Inc. (f/k/a Punto Group, Corp.) by OWP Ventures, Inc. The shares were cancelled and returned to treasury pursuant to a merger on February 21, 2019, by a wholly-owned subsidiary of One World Pharma, Inc. with and into OWP Ventures, Inc. Following the merger, One World Pharma, Inc. is the parent company.
(3)	Wholly-owned subsidiary of OWP Ventures, Inc. since May 30, 2018, located in Colombia and legally constituted as a simplified stock company registered in the Chamber of Commerce of Bogotá on July 18, 2017. Its sole headquarters is located in Bogotá.

The consolidated financial statements herein contain the operations of the wholly-owned subsidiary listed above. All significant inter-company transactions have been eliminated in the preparation of these financial statements. The Company’s headquarters are located in Las Vegas, Nevada and substantially all of its production efforts are within Popayán, Colombia.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein.

Foreign Currency Translation

The functional currency of the Company is Columbian Peso (COP). The Company has maintained its financial statements using the functional currency, and translated those financial statements to the US Dollar (USD) throughout this report. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

Comprehensive Income

The Company has adopted ASC 220, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

F-23

OWP VENTURES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Fair Value of Financial Instruments

The Company adopted ASC 820, Fair Value Measurements and Disclosures (ASC 820). ASC 820 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

-	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
-	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
-	Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying value of cash, accounts receivable, accounts payables and accrued expenses are estimated by management to approximate fair value primarily due to the short-term nature of the instruments.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in Columbia, and all highly-liquid investments with original maturities of three months or less at the time of purchase. We have not held any cash equivalents to date.

Cash in Excess of FDIC Insured Limits

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000, under current regulations. The Company did not have any funds in excess of FDIC insured limits at December 31, 2018, and has not experienced any losses in such accounts.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation, and we depreciate it on a straight-line basis over the estimated useful lives of the assets. Additions and improvements (including interest costs for construction of qualifying long-lived assets) are capitalized. Maintenance and repair expenses are charged to expense as incurred. The cost of property and equipment sold or disposed of and the related accumulated depreciation are eliminated from the property and related accumulated depreciation accounts, and any gain or loss is credited or charged to other income (expense).

We generally provide for depreciation over the following estimated useful service lives. Additionally, if there are indicators that certain assets may be potentially impaired, we will analyze such assets in accordance with the related GAAP standard. The estimated useful lives for significant property and equipment categories are as follows:

Software	3 years
Furniture and Fixtures and Office Equipment	5 years
Machinery	7 years

F-24

OWP VENTURES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Revenue Recognition

The Company recognizes revenue when products are fully delivered, or services have been provided and collection is reasonably assured.

The Company has adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. We have not yet generated any revenue.

Basic and Diluted Loss Per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Uncertain Tax Positions

In accordance with ASC 740, “Income Taxes” (“ASC 740”), the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities.

Recent Accounting Pronouncements

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The new guidance is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its financial statements.

F-25

OWP VENTURES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The guidance permits entities to reclassify tax effects stranded in Accumulated Other Comprehensive Income as a result of tax reform to retained earnings. This new guidance is effective for annual and interim periods in fiscal years beginning after December 15, 2018. Early adoption is permitted in annual and interim periods and can be applied retrospectively or in the period of adoption. The Company is currently in the process of evaluating the impact of adoption on its financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when a change to the terms or conditions of a share-based payment award must be accounted for as a modification. The new guidance requires modification accounting if the fair value, vesting condition or the classification of the award is not the same immediately before and after a change to the terms and conditions of the award. The new guidance is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its financial statements.

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize the rights and obligations created by leases on the balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-11, Targeted Improvements, ASU No. 2018-10, Codification Improvements to Topic 842, and ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations.

The new standard will be effective January 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. The Company expects to adopt the new standard on January 1, 2019 using the effective date as of initial application. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. The new standard provides a number of optional practical expedients in transition. The Company expects to elect the “package of practical expedients”, which permits entities not to reassess under the new lease standard prior conclusions about lease identification, lease classification and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements.

While the Company continues to assess all of the effects of adoption, it currently believes that most significant effects relate to the recognition of new ROU assets and lease labilities on our balance sheet for office operating leases and providing significant new disclosures about our leasing activities.

The new standard also provides practical expedients for an entity’s ongoing accounting. The Company currently expects to elect the short-term leases recognition exemption for all leases that qualify. This means that the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets and lease liabilities for existing short-term leases of those assets in transition. The Company also currently expects to elect the practical expedient to not separate lease and non-lease components for its leases.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate. The standard requires that an entity recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted the new standard to be effective upon inception. We have completed an initial evaluation of the potential impact from adopting the new standard, including a detailed review of performance obligations for all material revenue streams. Based on this initial evaluation, adoption does not have a material impact on our financial position, results of operations, or cash flows. Related disclosures have been expanded in line with the requirements of the standard.

There are no other recently issued accounting pronouncements that the Company has yet to adopt that are expected to have a material effect on its financial position, results of operations, or cash flows.

F-26

OWP VENTURES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 –Going Concern

As shown in the accompanying consolidated financial statements, the Company has incurred recurring losses from operations resulting in an accumulated deficit of ($1,959,982), and as of December 31, 2018, the Company’s cash on hand may not be sufficient to sustain operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is actively pursuing new customers to increase revenues. In addition, the Company is currently seeking additional sources of capital to fund short term operations. Management believes these factors will contribute toward achieving profitability. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The consolidated financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. These financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Acquisition

Common Stock Issued for Acquisition of One World Pharma, SAS

On May 30, 2018, the Company issued an aggregate 10,200,000 shares of common stock to the shareholders of One World Pharma SAS pursuant to a stock purchase agreement whereby OWP Ventures, Inc. acquired 100% of the common stock of One World Pharma SAS. The net fair value of assets and liabilities assumed has been deemed to be more representative of the fair value of the 10,200,000 shares issued as consideration than the non-trading shares of common stock issued in consideration, resulting in the valuation of the shares at $162,909.

According to the purchase method of accounting, the Company recognized the identifiable assets acquired and liabilities assumed as follows:

May 30,
2018
Assets Acquired:
Cash	26,446
Prepaid Expenses(1)	55,293
Fixed Assets	103,296
Total	185,035

Liabilities Assumed:
Accounts Payable	16,365
Accrued Expenses	5,761
Total	22,126

Net Assets (Liabilities)	162,909

(1) Prepaid expenses include $29,356 of costs incurred in obtaining the licenses. No further adjustment to fair value was necessary due to the highly speculative nascent stage of Colombia’s legal cannabis industry, uncertain regulatory and unrestricted Colombian licensing environment, and additional permissions and authorizations necessary to execute the Company’s business plan.

Note 4 – Investment

Common Stock Purchase

On November 22, 2018, the Company purchased 875,000 shares of the issued and outstanding common stock, on a 1:4 split adjusted basis, of One World Pharma, Inc. from the majority shareholder. The shares represented 66.2% of the issued and outstanding shares of the Company’s common stock. Subsequently, a wholly-owned subsidiary of One World Pharma, Inc. was formed and merged with and into OWP Ventures, Inc. on February 21, 2019, and the 875,000 shares were cancelled and returned to treasury.

F-27

OWP VENTURES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

This acquisition was accounted for as a business combination under the purchase method of accounting. The purchase resulted in $349,420 of goodwill. According to the purchase method of accounting, the Company recognized the identifiable assets acquired and liabilities assumed as follows:

November 22,
2018
Consideration:
Cash paid at closing	$350,000
Accounts payable	198
Fair value of total consideration exchanged	$350,198

Fair value of identifiable assets acquired assumed:
Other current assets	$778
Total fair value of assets assumed	778
Consideration paid in excess of fair value (Goodwill)(1)	$349,420

(1)The consideration paid in excess of the net fair value of assets acquired and liabilities assumed has been recognized as additional paid-in capital due to the subsequent reverse merger.

Note 5 – Related Party Transactions

Advances from Shareholders

See Note 12 for disclosures on short-term related party loans.

Common Stock Sales

On March 27, 2018, the Company sold 100 shares of common stock at $0.10 per share to its Chief Executive Officer for proceeds of $10 as part of the formation of the entity.

On March 27, 2018, the Company sold 4,844,900 shares of common stock at $0.0001 per share to its Chief Executive Officer on subscriptions receivable. The proceeds of $485 were subsequently received on November 9, 2018.

On March 27, 2018, the Company sold an aggregate of 16,205,000 shares of common stock to nine of the Company’s founders at $0.0001 per share on subscriptions receivable. The total proceeds of $1,620 were subsequently received between November 5, 2018 and February 5, 2019.

Note 6 – Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has certain financial instruments that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

F-28

OWP VENTURES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following schedule summarizes the valuation of financial instruments at fair value on a recurring basis in the balance sheet as of December 31, 2018:

	Fair Value Measurements at December 31, 2018
	Level 1	Level 2	Level 3
Assets
Cash	$125,846	$-	$-
Total assets	125,846	-	-
Liabilities
Convertible note payable	-	-	300,000
Advances from shareholders	-	514,141	-
Notes payable	-	-	200,000
Total liabilities	-	(514,141)	(500,000)
	$125,846	$(514,141)	$(500,000)

There were no transfers of financial assets or liabilities between Level 1, Level 2 and Level 3 inputs for the year ended December 31, 2018.

Note 7 – Note Receivable

A note receivable of $50,000 owed by KRG Logistics, Inc. (“KRG”) was impaired and recognized as bad debts expense as of December 31, 2018.

On July 2, 2018, the Company loaned $50,000 to KRG in exchange for a 90-day, unsecured promissory note, requiring the repayment of $60,000, consisting of $50,000 of principal and $10,000 of interest on October 2, 2018. The promissory note provides the Company with a right of first refusal to purchase KRG at terms to be determined, or the right to apply the total amount due from KRG against amounts that may be owed by the Company to KRG for services provided to the Company, which could include sublease rent, logistics operations, import and export services and any other services provided KRG at the lowest current rates charged to any other customer(s). The note has been extended until June 30, 2019.

Note 8 – Other Current Assets

Other current assets included the following as of December 31, 2018:

December 31,
2018
Security deposit	$4,494
Prepaid expenses	30,850
$35,344

Note 9 – Fixed Assets

Fixed assets consist of the following at December 31, 2018:

December 31,
2018
Office equipment	$18,314
Furniture and fixtures	23,595
Construction in progress	316,491
358,400
Less: accumulated depreciation	(1,961)
Total	$356,439

Construction in progress consists of equipment and capital improvements on the Popayán farm that have not yet been placed in service.

F-29

OWP VENTURES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Depreciation and amortization expense totaled $1,961 for the year ended December 31, 2018.

Note 10 – Accrued Expenses

Accrued expenses consisted of the following at December 31, 2018:

December 31,
2018
Accrued payroll	$6,327
Accrued withholding taxes	6,387
Accrued ICA fees and contributions	8,514
Accrued interest	12,924
Deferred rent obligations	273
$34,425

Note 11 – Convertible Note Payable

Convertible note payable consists of the following at December 31, 2018:

December 31,
2018

On November 30, 2018, the Company received proceeds of $300,000 on a secured convertible note that carries a 6% interest rate from CSW Ventures, LP (“CSW”). The proceeds were used to fund the Company’s purchase of 875,000 shares of common stock, on a 1:4 split adjusted basis, of One World Pharma, Inc. The Note is due on demand. In the event that the Company consummates the closing of a public or private offering of its equity securities, resulting in gross proceeds of at least $500,000 (“Qualified Financing”) at any time prior to the repayment of this note, then the outstanding principal and unpaid interest may, at the option of the holder, be converted into such equity securities at a conversion price equal to eighty percent (80%) of the purchase price paid by the investors purchasing the equity securities in the Qualified Financing. The Company’s obligations under this Note are secured by a lien on the assets of the Company.	$300,000
Less: unamortized debt discounts	-
Convertible note payable	$300,000

In addition, the Company recognized and measured the embedded beneficial conversion feature present in the convertible notes by allocating a portion of the proceeds equal to the intrinsic value of the feature to additional paid-in-capital. The intrinsic value of the feature was calculated on the commitment date using the effective conversion price of the convertible notes. This intrinsic value is limited to the portion of the proceeds allocated to the convertible debt.

The aforementioned accounting treatment resulted in a total debt discount equal to $75,000. The Company recorded finance expense in the amount of $75,000, attributed to the aforementioned debt discount, during the year ended December 31, 2018.

The convertible note limits the maximum number of shares that can be owned by the note holder as a result of the conversions to common stock to 4.99% of the Company’s issued and outstanding shares.

The Company recorded interest expense pursuant to the stated interest rates on the convertible notes in the amount of $1,529 for the year ended December 31, 2018.

F-30

OWP VENTURES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 – Advances from Shareholders

Advances from shareholders consist of the following at December 31, 2018:

December 31,
2018

On various dates between May 3, 2018 and November 23, 2018, our CEO advanced short-term unsecured demand loans, bearing interest at 6% per annum, of an aggregate $514,141 to the Company, as follows: $10,000 – May 3, 2018 $100,000 – May 3, 2018 $82,000 – May 14, 2018 $15,000 – May 29, 2018 $57,141 – October 25, 2018 $100,000 – October 30, 2018 $50,000 – November 9, 2018 $50,000 – November 21, 2018 $50,000 – November 23, 2018	$514,141

Total advances from shareholders	$514,141

The Company recorded interest expense in the amount of $10,738 for the year ended December 31, 2018.

Note 13 – Notes Payable

Notes payable consists of the following at December 31, 2018:

December 31,
2018

On December 26, 2018, the Company received proceeds of $100,000 from CSW on an unsecured promissory note due on demand that carries a 6% interest rate.	$100,000

On November 26, 2018, the Company received proceeds of $100,000 from CSW on an unsecured promissory note due on demand that carries a 6% interest rate.	100,000

Total notes payable	$200,000

The Company recorded interest expense in the amount of $658 for the year ended December 31, 2018.

Note 14 – Stockholders’ Equity

Company is authorized to issue an aggregate of 200,000,000 shares of common stock with a par value of $0.0001. As of December 31, 2018, there were 34,291,905 shares of common stock issued and outstanding.

Common Stock Sales

On December 14, 2018, the Company sold 100,000 shares of common stock at $0.50 per share for proceeds of $50,000.

On October 4, 2018, the Company sold 357,143 shares of common stock at $0.42 per share for proceeds of $150,000.

On September 20, 2018, the Company sold 238,095 shares of common stock at $0.42 per share for proceeds of $100,000.

On July 28, 2018, the Company sold 476,191 shares of common stock at $0.42 per share for proceeds of $200,000.

On June 15, 2018, the Company sold 1,190,476 shares of common stock at $0.42 per share for proceeds of $500,000.

On March 27, 2018, the Company sold 100 shares of common stock at $0.10 per share to its Chief Executive Officer for proceeds of $10 as part of the formation of the entity.

F-31

OWP VENTURES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On March 27, 2018, the Company sold 4,844,900 shares of common stock at $0.0001 per share to its Chief Executive Officer on subscriptions receivable. The proceeds of $485 were subsequently received on November 9, 2018.

On March 27, 2018, the Company sold an aggregate 16,205,000 shares of common stock to nine of the Company’s founders at $0.0001 per share on subscriptions receivable. The total proceeds of $1,620 were subsequently received between November 5, 2018 and February 5, 2019.

Common Stock Issued for Services

On October 30, 2018, the Company issued 630,000 shares of common stock to a consultant for services. The total fair value of the common stock was $264,600 based recent independent third-party sales at $0.42 per share.

On October 24, 2018, the Company issued 50,000 shares of common stock to a consultant in settlement for services. The total fair value of the common stock was $21,000 based recent independent third-party sales at $0.42 per share.

Common Stock Issued for Share Exchange

On May 30, 2018, the Company issued an aggregate 10,200,000 shares of common stock to the shareholders of One World Pharma SAS as part of a stock purchase agreement whereby OWP Ventures, Inc. acquired 100% of the common stock of One World Pharma SAS. The net fair value of assets and liabilities assumed has been deemed to be more representative of the fair value of the 10,200,000 shares issued as consideration than the non-trading shares of common stock issued in consideration, resulting in the valuation of the shares at $162,909.

Adjustments to Additional Paid-In Capital

Pursuant to the purchase of 66.2% of the outstanding common stock of One World Pharma, Inc for $350,000 on November 30, 2018, the Company realized goodwill of $349,420 on the consideration paid in excess of the net fair value of assets and liabilities assumed, which has been recognized as contributed capital due to the subsequent reverse merger between the two entities on February 21, 2019.

On various dates between April 16, 2018 and June 20, 2018, total capital contributions of $136,440 were received from the Company’s CEO, Craig Ellins.

Note 15 – Income Taxes

The Company accounts for income taxes under FASB ASC 740-10, which requires use of the liability method. FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

For the year ended December 31, 2018, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2018, the Company had approximately $1,506,000 of federal net operating losses. The net operating loss carry forwards, if not utilized, will begin to expire in 2038.

The effective income tax rate for the year ended December 31, 2018 consisted of the following:

December 31,
2018
Federal statutory income tax rate	21%
State income taxes	-%
Change in valuation allowance	(21)%
Net effective income tax rate	-

F-32

OWP VENTURES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The components of the Company’s deferred tax asset are as follows:

December 31,
2018
Deferred tax assets:
Net operating loss carry forwards	$1,506,000

Net deferred tax assets before valuation allowance	$316,260
Less: Valuation allowance	(316,260)
Net deferred tax assets	$-

Based on the available objective evidence, including the Company’s history of its loss, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2018.

In accordance with FASB ASC 740, the Company has evaluated its tax positions and determined there are no uncertain tax positions.

Note 16 – Subsequent Events

Promissory Notes, Related Party

On various dates between October 25, 2018 and November 23, 2018, our CEO advanced funds to the Company totaling $307,141 under short-term unsecured demand loans, bearing interest at 6% per annum. On February 13, 2019, these promissory notes were exchanged for an amended and restated promissory note in the principal amount of $307,141 (the “Amended Note”). The Amended Note bears interest at 6% and is payable upon the earlier of (i) a public or private offering of its equity securities, resulting in gross proceeds of at least $5,000,000, or (ii) February 13, 2022.

Convertible Promissory Note

On January 14, 2019, the Company received proceeds of $500,000 on an unsecured convertible promissory note that carries a 6% interest rate from The Sanguine Group LLC. The Note was due January 14, 2022. In the event that the Company consummated the closing of a public or private offering of its equity securities, resulting in gross proceeds of at least $500,000 (“Qualified Financing”) at any time prior to the repayment of this note, then the outstanding principal and unpaid interest would automatically be converted into such equity securities at a conversion price equal to the lesser of (i) eighty percent (80%) of the purchase price paid by the investors purchasing the equity securities in the Qualified Financing, or (ii) $0.424 per share. The Company’s obligations under this Note were secured by a lien on the assets of the Company. A Qualified Financing subsequently occurred on February 4, 2019, at which time the principal and interest were converted into 1,253,493 shares of the Company’s common stock.

Common Stock Sales

On various dates between January 3, 2019 and February 19, 2019, the Company sold an aggregate 3,900,000 shares of common stock at $0.50 per share for total proceeds of $1,950,000.

Common Stock Options Issued for Services

On February 8, 2019, the Company awarded cashless options to a service provider to acquire up to 100,000 shares of common stock, exercisable at $0.50 per share over a thirty-six (36) month period from the origination date. The options vest as to (i) 8,333 shares on the 8th day of each subsequent month for the following eleven months, and (ii) 8,337 shares on the one-year anniversary of the effective date.

On February 8, 2019, the Company awarded cashless options to one of our directors to acquire up to 125,000 shares of common stock, exercisable at $0.50 per share over a thirty-six (36) month period from the origination date. The options vest as to (i) 10,416 shares on the 8th day of each subsequent month for the following eleven months, and (ii) 10,424 shares on the one-year anniversary of the effective date.

On January 28, 2019, the Company awarded cashless options to a service provider to acquire up to 500,000 shares of common stock, exercisable at $0.50 per share over a thirty-six (36) month period from the origination date. The options vest as to (i) 41,666 shares on the 8th day of each subsequent month for the following eleven months, and (ii) 41,674 shares on the one-year anniversary of the effective date.

On January 28, 2019, the Company awarded cashless options to a service provider to acquire up to 100,000 shares of common stock, exercisable at $0.50 per share over a thirty-six (36) month period from the origination date. The options vest as to (i) 8,333 shares on the 8th day of each subsequent month for the following eleven months, and (ii) 8,337 shares on the one-year anniversary of the effective date.

F-33

ONE WORLD PHARMA INC.

Common Stock

Shares

P R O S P E C T U S

September __, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses Incurred by us in connection with the sale of the Common Stock being registered by this registration statement. All amounts shown are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee.

SEC registration fee	$4,524.71
Accounting fees and expenses	2,500
Legal fees and expenses	10,000
Miscellaneous expenses	2,500

Total	$19,524.71

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our articles of incorporation, as amended, and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person is not liable due to conduct that constituted a breach of his or her fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law, and that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification may not be made for any claim as to which the person seeking indemnity has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to our company unless the court in which the action or suit was brought or another court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court deems proper. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified. Under our articles of incorporation, as amended, and bylaws , we will advance expenses incurred by officers, directors, employees or agents who are parties to or are threatened to made parties to any threatened, pending or completed action by reason of the fact that such person was serving in such capacity, prior to the disposition of such action and promptly following request therefor, upon receipt of an undertaking by or on behalf of such person to repay such advances if it should be determined ultimately that such person is not entitled to indemnification.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and we have obtained such a policy.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Over the past three years, we have issued and sold the following securities without registration under the Securities Act:

On August 30, 2019 we issued 51,040 shares of Common Stock to a consultant upon the exercise of a stock option held by the consultant.

We sold an aggregate of 2,965,000 shares of Common Stock in the August 2019 Private Placement at a price of $0.50 per share.

On February 21, 2019, we issued 39,475,398 shares of our Common Stock to the shareholders of OWP Ventures, Inc., as consideration for the Merger in a private transaction exempt from registration under Section 4(2) of the Securities Act, and Regulation D promulgated thereunder.

ITEM 16. EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit	Description
2.1	Agreement and Plan of Merger dated February 21, 2019, among the Registrant, OWP Merger Subsidiary Inc. and OWP Ventures, Inc. (incorporated by reference to Exhibit 2.1 of the Form 8-K filed with the Securities and Exchange Commission by One World Pharma, Inc. on February 25, 2019)
3.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 24, 2014)
3.2	Certificate of Amendment to Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 8, 2019)
3.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 24, 2014)
5.1*	Opinion of Fox Rothschild LLP
10.1	Convertible Note in the Principal Amount of $300,000 issued by OWP Ventures, Inc. to CSW Investors, LP (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission by One World Pharma, Inc. on February 25, 2019)
10.2	Consulting Agreement between OWP Ventures, Inc. and Bruce Raben dated February 8, 2019 (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission by One World Pharma, Inc. on February 25, 2019)
10.3	Commercial Lease dated December 2, 2018, between Larry R. Haupert dba Rexco and One World Pharma S.A.S. (incorporated by reference to Exhibit 10.3 of the Form 8-K filed with the Securities and Exchange Commission by One World Pharma, Inc. on February 25, 2019)
10.4	Commercial Lease dated October 16, 2018, between Ripper Series, LLC and OWP Ventures, Inc. (incorporated by reference to Exhibit 10.4 of the Form 8-K filed with the Securities and Exchange Commission by One World Pharma, Inc. on February 25, 2019)
10.5	Form of Demand Promissory Note issued by OWP Ventures, Inc. to Craig Ellins (incorporated by reference to Exhibit 10.5 of the Form 8-K filed with the Securities and Exchange Commission by One World Pharma, Inc. on February 25, 2019)
10.6	Amended and Restated Promissory Note in the principal amount of $307,141, dated February 13, 2019, issued by OWP Ventures, Inc. to Craig Ellins (incorporated by reference to Exhibit 10.6 of the Form 8-K filed with the Securities and Exchange Commission by One World Pharma, Inc. on February 25, 2019)
10.7	Service Agreement dated February 19, 2019, between One World Pharma, Inc. and Integrity Media (incorporated by reference to Exhibit 10.7 of the Form 8-K filed with the Securities and Exchange Commission by One World Pharma, Inc. on February 25, 2019)
10.8	Convertible Promissory Note Purchase Agreement between OWP Ventures, Inc. and The Sanguine Group, LLC (incorporated by reference to Exhibit 10.8 of the Form 8-K filed with the Securities and Exchange Commission by One World Pharma, Inc. on February 25, 2019)
10.9	Convertible Promissory Note Purchase between OWP Ventures, Inc. and The Sanguine Group, LLC (incorporated by reference to Exhibit 10.9 of the Form 8-K filed with the Securities and Exchange Commission by One World Pharma, Inc. on February 25, 2019)
10.10	Purchase Agreement, dated as of May 18, 2019, between One World Pharma S.A.S. and Pharma Indigena Misak Manasr S.A.S. (incorporated by reference to Exhibit 10.10 of the Registrant’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 13, 2019).
10.11	Purchase Agreement, dated as of June 4, 2019, between One World Pharma S.A.S. and Wala Popayan (incorporated by reference to Exhibit 10.11 of the Registrant’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 13, 2019).
10.12*	Convertible Promissory Note dated July 22, 2019, made by One World Pharma, Inc. in favor of CSW Ventures, LP in the principal amount of $207,332
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2019).
23.1*	Consent of M&K CPAS, PLLC
23.2*	Consent of Fox Rothschild LLP (included in Exhibit 5.1).
101.INS*	XBRL Instance Document
101.SCH*	XBRL Schema Document
101.CAL*	XBRL Calculation Linkbase Document
101.DEF*	XBRL Definition Linkbase Document
101.LAB*	XBRL Labels Linkbase Document
101.PRE*	XBRL Presentation Linkbase Document

* Filed herewith.

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ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 12, 2019.

One World Pharma Inc.

By:	/s/ Craig Ellins
Craig Ellins
Chief Executive Officer and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Craig Ellins, with full authority to act without the others, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Craig Ellins	Chief Executive Officer, Chief Financial Officer, Director	September 12, 2019
Craig Ellins

/s/ Bruce Raben	Director	September 12, 2019
Bruce Raben

/s/ Kenneth Perego	Director	September 12, 2019
Kenneth Perego

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